                                                                  EXHIBIT 10.9


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                                CONTRIBUTION AGREEMENT


                                        among


                                ACCURIDE CORPORATION,

                                  KAISER ALUMINUM &
                                CHEMICAL CORPORATION,

                              AKW General Partner L.L.C.

                                         and

                                       AKW L.P.



                               dated as of May 1, 1997




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


                               TABLE OF CONTENTS

                                                             Page
                                                             ----
ARTICLE I.

     DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . .2


ARTICLE II.

     THE TRANSACTIONS; CLOSING. . . . . . . . . . . . . . . . 17
     2.1  Formation of the Company. . . . . . . . . . . . . . 17
     2.2  Purchase and Sale of Accuride Purchased Inventory;
          Capital Contributions to General Partner and the
          Company; Ancillary Agreements . . . . . . . . . . . 17
     2.3  Accuride Sub Purchase of Company Interest . . . . . 23
     2.4  Company Purchase of Kaiser Inventory. . . . . . . . 24
     2.5  Contributions and Transfers . . . . . . . . . . . . 24
     2.6  Determination of Fair Market Value of Inventory . . 24
     2.7  Employee Related Price Adjustments. . . . . . . . . 25
     2.8  Assumption of Liabilities; Excluded Liabilities . . 30
     2.9  Excluded Contracts. . . . . . . . . . . . . . . . . 32
     2.10  Closing. . . . . . . . . . . . . . . . . . . . . . 32


ARTICLE III.

     REPRESENTATIONS AND WARRANTIES OF KAISER . . . . . . . . 33
     3.1  Corporate Existence, Power and Authorization. . . . 33
     3.2  No Conflicts; Consents and Approvals. . . . . . . . 34
     3.3  Governmental Authorizations; Compliance with Law. . 35
     3.4  Real Property . . . . . . . . . . . . . . . . . . . 36
     3.5  Assets. . . . . . . . . . . . . . . . . . . . . . . 39
     3.6  Material Agreements . . . . . . . . . . . . . . . . 41
     3.7  Intellectual Property . . . . . . . . . . . . . . . 42
     3.8  Labor Matters . . . . . . . . . . . . . . . . . . . 43
     3.9  Employee Benefit Plans; ERISA . . . . . . . . . . . 43
     3.10  Litigation . . . . . . . . . . . . . . . . . . . . 44
     3.11  Taxes. . . . . . . . . . . . . . . . . . . . . . . 45
     3.12  Environmental Matters. . . . . . . . . . . . . . . 45
     3.13  Insurance. . . . . . . . . . . . . . . . . . . . . 48
     3.14  Brokers. . . . . . . . . . . . . . . . . . . . . . 48
     3.15  Customers and Suppliers. . . . . . . . . . . . . . 48
     3.16  Disclosure . . . . . . . . . . . . . . . . . . . . 48
     3.17  Product Liability. . . . . . . . . . . . . . . . . 49


                                       i


ARTICLE IV.

     REPRESENTATIONS AND WARRANTIES OF ACCURIDE . . . . . . . 49
     4.1  Corporate Existence, Power and Authorization. . . . 49
     4.2  No Conflicts; Consents and Approvals. . . . . . . . 50
     4.3  Governmental Authorizations; Compliance with Law. . 51
     4.4  Assets. . . . . . . . . . . . . . . . . . . . . . . 52
     4.5  Material Agreements . . . . . . . . . . . . . . . . 53
     4.6  Intellectual Property . . . . . . . . . . . . . . . 53
     4.7  Litigation. . . . . . . . . . . . . . . . . . . . . 54
     4.8  Taxes . . . . . . . . . . . . . . . . . . . . . . . 55
     4.9  Employee Benefit Plans; ERISA . . . . . . . . . . . 55
     4.10 Insurance . . . . . . . . . . . . . . . . . . . . . 56
     4.11 Brokers . . . . . . . . . . . . . . . . . . . . . . 56
     4.12 Product Liability . . . . . . . . . . . . . . . . . 56
     4.13 Disclosure. . . . . . . . . . . . . . . . . . . . . 56


ARTICLE V.

     CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . 57
     5.1  Conditions to Obligations of All Parties. . . . . . 57
     5.2  Conditions to Obligations of Accuride . . . . . . . 59
     5.3  Conditions to Obligations of Kaiser . . . . . . . . 61


ARTICLE VI.

     COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . 62
     6.1  Covenants of Accuride and Kaiser. . . . . . . . . . 62
     6.2  Covenants of Kaiser - Employee Matters. . . . . . . 66
     6.3  Covenants of Kaiser - Environmental Matters . . . . 68
     6.4  Covenants of Kaiser - Phase I Improvements. . . . . 70
     6.5  Covenants of the Company - Environmental Matters. . 70
     6.6  Covenants of the Company - Employee Matters . . . . 71
     6.7  Speedline Agreements. . . . . . . . . . . . . . . . 81
     6.8  Accuride Excluded Contracts . . . . . . . . . . . . 83


ARTICLE VII.

     INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . 84
     7.1  Indemnification . . . . . . . . . . . . . . . . . . 84
     7.2  Indemnification Procedures. . . . . . . . . . . . . 88
     7.3  Third-Party Beneficiaries . . . . . . . . . . . . . 89


                                       ii


ARTICLE VIII.

     MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . 89
     8.1  Termination . . . . . . . . . . . . . . . . . . . . 89
     8.2  Governing Law . . . . . . . . . . . . . . . . . . . 90
     8.3  Arbitration . . . . . . . . . . . . . . . . . . . . 90
     8.4  Survival. . . . . . . . . . . . . . . . . . . . . . 91
     8.5  Entire Agreement; Amendment; Assignment, etc. . . . 91
     8.6  Notices . . . . . . . . . . . . . . . . . . . . . . 92
     8.7  Expenses. . . . . . . . . . . . . . . . . . . . . . 94
     8.8  Severability. . . . . . . . . . . . . . . . . . . . 95
     8.9  No Third-Party Beneficiaries. . . . . . . . . . . . 95
     8.10 Section Headings; Counterparts; etc . . . . . . . . 95
     8.11 Further Assurances. . . . . . . . . . . . . . . . . 95


                                    Schedules
Schedule 1            Phase 1 Improvements
Schedule 2.2          Capital Contributions
Schedule 2.2(d)(ii)   Accuride Contracts
Schedule 2.2 (e)      Kaiser Excluded Assets and Excluded Inventory
Schedule 2.2(e)(ii)   Kaiser Machinery, Equipment, Furniture
Schedule 2.2(e)(iii)  Kaiser Contracts
Schedule 2.7          Employee Related Price Adjustments
Schedule 2.8          Assumed Liabilities

Schedule 3.1          Kaiser Investments
Schedule 3.2          Kaiser Consents
Schedule 3.3          Kaiser Governmental Authorizations
Schedule 3.4          Assigned Real Property Lease Agreements
Schedule 3.4(b)       Kaiser Permitted Real Property Liens
Schedule 3.4(d)       Lease Exceptions
Schedule 3.5          Liens on Kaiser Assets and Inventory
Schedule 3.7          Kaiser Intellectual Property
Schedule 3.8          Kaiser Labor Matters
Schedule 3.9          Kaiser Employee Benefit Plans
Schedule 3.10         Kaiser Litigation
Schedule 3.12         Kaiser Environmental Matters
Schedule 3.13         Kaiser Insurance
Schedule 3.15         Kaiser Customers and Suppliers
Schedule 3.17         Kaiser Product Liability
Schedule 4.1          Accuride Investments
Schedule 4.2          Accuride Consents
Schedule 4.3          Accuride Governmental Authorizations
Schedule 4.4          Liens on Accuride Assets
Schedule 4.6          Accuride Intellectual Property
Schedule 4.7          Accuride Litigation
Schedule 4.10         Accuride Insurance
Schedule 4.12         Accuride Product Liability
Schedule 6.3          Kaiser Environmental Compliance
Schedule 6.3(a)       Pits Operation and Maintenance Plan

                         Exhibits

Exhibit A             Certificate of Limited Partnership
Exhibit B             Limited Partnership Agreement
Exhibit C             Interest Purchase Agreement
Exhibit D             Erie Lease Agreement
Exhibit E             Accuride Technical Services Agreement
Exhibit F             Kaiser Technical Services Agreement
Exhibit G             Accuride Sales and Marketing Agreement
Exhibit H             Kaiser Manufacturing Agreement
Exhibit I             Accuride Administrative Services Agreement


                                       iv


Exhibit J             Trademark License Agreement
Exhibit K             Kaiser Production Services Agreement
Exhibit L             CFT Agreement
Exhibit M             Limited Liability Company Agreement
Exhibit N             Certificate of Formation of LLC
Exhibit O             Kaiser Administrative Services Agreement


          CONTRIBUTION AGREEMENT, dated as of May 1, 1997, among ACCURIDE CORPORATION, a Delaware corporation ("Accuride"), KAISER ALUMINUM & CHEMICAL CORPORATION, a Delaware corporation ("Kaiser"), AKW General Partner L.L.C., a Delaware limited liability company (the "General Partner"), and AKW L.P., a Delaware limited partnership (the "Company").

                                 W I T N E S S E T H:

          WHEREAS, Accuride and Kaiser have formed the Company as a limited partnership under the laws of Delaware, pursuant to a Certificate of Limited Partnership in the form of Exhibit A hereto (the "Certificate of Limited Partnership"), in order to engage in the Business (as hereinafter defined);

          WHEREAS, Accuride, through Accuride Ventures, Inc., a Delaware corporation and wholly-owned subsidiary of Accuride ("Accuride Sub"), and Kaiser desire to enter into a limited partnership agreement, in the form of Exhibit B hereto (the "Limited Partnership Agreement"), providing for the formation and operation of the Company and for certain rights and restrictions applicable to the limited partners thereof;

          WHEREAS, each of Accuride, through Accuride Sub, and Kaiser desires to contribute certain assets to the Company and to receive limited partnership interests in the Company proportionate to its respective capital contribution;

          WHEREAS, in connection with the transactions contemplated by this Agreement, Accuride Sub and Kaiser have entered into an interest purchase agreement, dated the date hereof, in the form of Exhibit C hereto (the "Interest Purchase Agreement"), pursuant to which Kaiser will sell a portion of its Interest (as defined herein) to Accuride Sub, so that upon consummation of such sale each of Accuride Sub and Kaiser will have 50% of the limited partners' total Interest in the Company;

          WHEREAS, Accuride Sub and Kaiser have formed the General Partner as a limited liability company under the laws of Delaware, pursuant to a Certificate of Formation of Limited Liability Company in the form of Exhibit N hereto (the "Certificate of Formation of LLC"), in order to act as the general partner of the Company; and desire to capitalize the General Partner with assets such that each of Accuride

Sub and Kaiser will have a 50% interest in the General Partner; and desire to enter into a limited liability company agreement, in the form of Exhibit M hereto (the "Limited Liability Company Agreement"), providing for certain rights and restrictions applicable to the members thereof;

          WHEREAS, the General Partner desires to contribute such assets to the Company and to receive a 2% Interest in the Company;

          NOW, THEREFORE, in consideration of the mutual covenants, and subject to the terms and conditions, contained herein, the parties hereto agree as follows:

                                      ARTICLE I.

                                     DEFINITIONS

          Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:

          "Accountant" has the meaning given in Section 2.7.

          "Accumulated Benefit Obligation" has the meaning given in Section 2.7(ii).

          "Accumulated Postretirement Benefit" or "APBO" has the meaning given in Section 2.7(ii).

          "Accuride" has the meaning given in the first paragraph hereof.

          "Accuride Administrative Services Agreement" means the administrative services agreement between Accuride and the Company, to be dated the Closing Date, substantially in the form of Exhibit I hereto.

          "Accuride Assets" has the meaning given in Section 2.2(d).

          "Accuride Contracts" has the meaning given in
Section 2.2(d).

          "Accuride Contributed Intellectual Property" has the meaning given in
Section 2.2(d).

          "Accuride Employee" means any employee of Accuride who, pursuant to this Agreement or any other Ancillary Agreement, becomes employed by the Company on the Closing Date or within 90 days thereafter.

          "Accuride Excluded Contracts" has the meaning given in Section 2.2(d).

          "Accuride Excluded Intellectual Property" means (A) the Accuride Licensed Intellectual Property, (B) any marks and names that incorporate the "Accuride" name or any variant thereof, (C) the Finite Element Analysis software and IDEA2000 programs, and (D) any other Intellectual Property listed on
Schedule 4.6 (B).

          "Accuride Initial Company Interest" has the meaning given in Section 2.2(d).

          "Accuride Intellectual Property" has the meaning given in Section 4.6.

          "Accuride Intellectual Property Licenses" has the meaning given in
Section 4.6.

          "Accuride Inventory Purchase Price" has the meaning given in Section 2.2(a).

          "Accuride Licensed Intellectual Property" has the meaning given in
Section 2.2(d).

          "Accuride Owned Intellectual Property" has the meaning given in
Section 4.6.

          "Accuride Purchased Interest" has the meaning given in Section 2.3.

          "Accuride Purchased Inventory" has the meaning given in Section
2.2(a).

          "Accuride Retained Inventory" has the meaning given in Section 2.2(d).

          "Accuride Sales and Marketing Agreement" means the Accuride Sales and Marketing Agreement between Accuride and the Company, to be dated as of the Closing Date, substantially in the form of Exhibit G hereto.

          "Accuride Severance Plan" has the meaning given in Section 6.6(i).

          "Accuride Sub" has the meaning given in the recitals.

          "Accuride Technical Services Agreement" means the Accuride Technical Services Agreement between Accuride and the Company, to be dated as of the Closing Date, substantially in the form of Exhibit E hereto.

          "ACM Expenditures" has the meaning given in Section 6.3.

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. Control of any Person shall consist of the power to direct the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise and shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than 50% of the voting power in the election of directors of such Person.

          "Agreements" has the meaning given in Section 3.6.

          "Amended and Restated Aluminum Supply Agreement" has the meaning given in Section 7.1(d).

          "Ancillary Agreements" means this Agreement, the Certificate of Formation of LLC, the Limited Liability Company Agreement, the Certificate of Limited Partnership, the Limited Partnership Agreement, the Interest Purchase Agreement, the Erie Lease Agreement, the Accuride Administrative Services Agreement, the Accuride Technical Services Agreement, the Trademark License Agreement, the Kaiser Technical Services Agreement, the Accuride Sales and Marketing Agreement, the Kaiser Manufacturing Agreement, the CFT Agreement, the Kaiser Production Services Agreement, the Kaiser Administrative Services Agreement and all other agreements or instruments entered into or executed in connection with any of the Transactions which the parties agree to treat as Ancillary Agreements pursuant to Section 2.2(f).

          "Applicable Law" means all applicable provisions of all constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority and of all orders, decisions, injunctions, judgments, awards and decrees or consents of or agreements with any Governmental Authority.

          "Assigned Contracts" has the meaning given in Section 2.2(e)(iii).

          "Assigned Lease Properties" has the meaning given in Section 3.4.

          "Assignment" has the meaning given in Section 6.7.

          "Assumed Liabilities" has the meaning given in Section 2.8.

          "Bargaining Unit Kaiser Employee" means any Kaiser Employee who is covered under the terms of a collective bargaining agreement with Kaiser in effect immediately prior to the Closing Date.

          "Bargaining Unit 401(k) Plan" has the meaning given in Section 6.6(c).

          "Bargaining Unit Pension Plan" has the meaning given in Section
6.6(a).

          "Benefit Uplift" has the meaning given in Section 2.7(ii).

          "Business" means the design, manufacture, marketing and sale of Joint Venture Products and, as reference requires, means such Business as conducted by Kaiser or Accuride, in each case prior to the Closing Date, or, upon formation of the Company, as it will be conducted by the Company on and after the Closing Date.

          "Business Day" means any calendar day other than a Saturday or Sunday or a day on which either state or national banks in the States of Arizona, California, Kentucky, Ohio, Pennsylvania or New York are not open for the conduct of normal banking business.

          "Business Plan" means the definitive business plan for the Company in substantially the form of Exhibit A to the Limited Partnership Agreement.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.

          "Certificate of Formation of LLC" has the meaning given in the recitals.

          "Certificate of Limited Partnership" has the meaning given in the recitals.

          "CFT Agreement" means the CFT Agreement between Kaiser and the Company, to be dated as of the Closing Date, substantially in the form of Exhibit L hereto.

          "Claim" has the meaning given in Section 7.1.

          "Closing" has the meaning given in Section 2.10.

          "Closing Date" has the meaning given in Section 2.10.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor act thereto, and, to the extent applicable, any Treasury Regulations promulgated thereunder.

          "Commissioned Studies" has the meaning given in Section 3.6.

          "Company" has the meaning given in the first paragraph hereof.

          "Company Inventory Purchase Price" has the meaning given in Section
2.4.

          "Company Purchased Inventory" has the meaning given in Section 2.4.

          "Company Severance Plan" has the meaning given in Section 6.6(i).

          "Employee" means any Accuride Employee and any Kaiser Employee.

          "Employee Related Price Adjustment" has the meaning given in Section 2.7.

          "Environmental Compliance Plan" has the meaning given in Section 6.3.

          "Environmental Laws" means any and all federal, state and local laws (including case law), regulations, ordinances, rules, orders, permits and governmental restrictions relating to human health or the environment, including without limitation, ambient air, surface water, ground water, sewers or land, or within any building, tunnel, pit or other structure, including, without limitation, those relating to the generation, manufacture, treatment, storage or disposal of Hazardous
Substances.

          "Erie Facilities" means all the real property that is owned or leased by Kaiser and located in Erie, Pennsylvania, together with the buildings, structures and improvements thereon, except for the Erie Property.

          "Erie Lease Agreement" means the Erie Lease Agreement between Kaiser and the Company, to be dated as of the Closing Date, substantially in the form of Exhibit D hereto.

          "Erie Property" has the meaning given in Section 3.4.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Fair Market Value" means the lower of cost or market value, adjusted, in the case of the Kaiser Included Inventory, to reflect the actual fair market value of the metal content pursuant to Section 2.6 without taking into account costs of hedging or other price protection support relating thereto.

          "Fully Eligible Kaiser Employees" has the meaning given in Section 6.2(b).

          "General Partner" has the meaning given in the first paragraph hereof.

          "Governmental Authority" means any nation or political subdivision thereof, including any state, county or municipality; and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing, including, without limitation, any legislature, elected official, authority, agency, department, board, commission, court, tribunal or instrumentality.

          "Governmental Authorizations" has the meaning given in Section 3.3.

          "Hazardous Substances" means (i) any substance currently listed, defined, designated, regulated or classified as hazardous, toxic, radioactive or dangerous, under any Environmental Law applicable in the jurisdiction in which the Business operates and (ii) any toxic waste, pollu-tant, contaminant, toxic substance, hazardous waste, petroleum, or any fraction thereof, radon, radioactive material, friable asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

          "Indemnified Party" has the meaning given in Section 7.2.

          "Indemnifying Party" has the meaning given in Section 7.2.

          "Intellectual Property" means any and all United States and foreign:
(i) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto made or developed prior to the Closing Date; (ii) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (iii) copyrights (including software) and registrations thereof; (iv) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (v) intellectual property rights similar to any of the foregoing; and (vi) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

          "Interest" means, with respect to a Partner, the entire partnership interest of such Partner in the Company at any time, which interest shall be determined as provided in the definition of "Interest" set forth in Article I of the Limited Partnership Agreement.

          "Interest Purchase Agreement" has the meaning given in the recitals.

          "Joint Venture Products" means (i) aluminum wheels 16" in diameter and larger primarily for light, medium and heavy duty trucks, trailers and buses (classes 1-8), although certain of such wheels may also be sold into the automotive original equipment manufacturer market; (ii) tire molds for automotive and light-medium-heavy truck applications, as to each of clauses (i) and (ii) above, produced by forging, fabricating or casting for marketing and sale worldwide, including without limitation in the original equipment manufacturer market, after-market and repair and replacement markets; and
(iii) such additional or different products as the Members Committee (as defined in the Limited Liability Company Agreement) may approve pursuant to
Section 6.4 of the Limited Liability Company Agreement. Notwithstanding the foregoing, Joint Venture Products shall not include, without Kaiser's written consent, motorcycle wheels and wheel parts, wheel centers for any applications, forged one piece wheel blanks sold to other wheel manufacturers and finished wheels for the automotive aftermarket market produced or being contemplated for production by Kaiser.

          "Kaiser"  has the meaning given in the first paragraph hereof.

          Kaiser Administrative Services Agreement" means the administrative services agreement between Kaiser and the Company in substantially the form of Exhibit O hereto.

          "Kaiser Assets" has the meaning given in Section 2.2(e).

          "Kaiser 401(k) Plan" has the meaning given in Section 6.6(d).

          "Kaiser Contracts" has the meaning given in Section 2.2(e).

          "Kaiser Contributed GP Inventory" has the meaning given in Section 2.2(e).

          "Kaiser Contributed LP Inventory" has the meaning given in Section 2.2(b).

          "Kaiser Employee" means any employee of Kaiser who is actively employed in connection with the Business and who, pursuant to this Agreement or any other Ancillary Agreement, becomes employed by the Company on the Closing Date or within 90 days thereafter or, in the case of a Bargaining Unit Kaiser Employee, within such other period of time following the Closing Date as may be specified in any agreement between the Company and the Union. Any Employee of Kaiser who is on short-term disability, such as maternity leave, or other authorized short-term leave of absence and who immediately prior to going on such leave had been actively employed in connection with the Business shall be considered "actively employed" for purposes of the preceding sentence.

          "Kaiser Excluded Assets and Excluded Inventory" has the meaning given in Section 2.2(e).

          "Kaiser Excluded Inventory" has the meaning given in Section 2.2(e).

          "Kaiser Included Inventory" means all inventories of Joint Venture Products held by or on behalf of Kaiser on the Closing Date, other than the Kaiser Excluded Inventory.

          "Kaiser Initial Company Interest" has the meaning given in Section 2.2(e).

          "Kaiser Intellectual Property" has the meaning given in Section 3.7.

          "Kaiser Intellectual Property Licenses" has the meaning given in
Section 3.7.

          "Kaiser Manufacturing Agreement" means the Manufacturing Agreement between Kaiser and the Company, to be dated as of the Closing Date, substantially in the form of Exhibit H hereto.

          "Kaiser Owned Intellectual Property" has the meaning given in Section 3.7.

          "Kaiser Production Services Agreement" means the Kaiser Production Services Agreement between Kaiser and the Company to be dated as of the Closing Date, substantially in the form of Exhibit K hereto.

          "Kaiser Retiree Coverage" has the meaning given in Section 2.7(iii).

          "Kaiser Severance Plan" has the meaning given in Section 6.6(i).

          "Kaiser Technical Services Agreement" means the Technical Services Agreement between Kaiser and the Company, to be dated as of the Closing Date, substantially in the form of Exhibit F hereto.

          "KRP" has the meaning given in Section 6.6(b).

          "Lien" means any mortgage, lien, debt, pledge, security interest, encumbrance, assessment, restriction, charge or other adverse claim or interest of every nature.

          "Limited Liability Company Agreement" has the meaning given in the recitals.

          "Limited Partners" means Accuride Sub and Kaiser and any Person who becomes a Limited Partner as provided in the Limited Partnership Agreement and who is listed as a limited partner of the Company in the books and records of the Company, in such Person's capacity as a limited partner of the Company.

          "Limited Partnership Agreement" has the meaning given in the recitals.

          "Limited Partnership Interest Purchase Price" has the meaning given in
Section 2.3.

          "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or business of, or on the Business as carried out by, Kaiser, Accuride or the Company, as the case may be.

          "Measurement Date" has the meaning given in Section 2.7.

          "Medical Examinations" means the physical examinations of Kaiser Employees to be conducted by Kaiser in Erie, Pennsylvania and Cleveland, Ohio prior to the Closing.

          "New 401(k) Plan" has the meaning given in Section 6.6(d).

          "New Bargaining Unit 401(k) Plan" has the meaning given in Section 6.6(c).

          "New Bargaining Unit Pension Plan" has the meaning given in Section 6.6(a).

          "New Salaried Pension Plan" has the meaning given in Section 6.6(b).

          "Partner" means a Limited Partner or the General Partner.

          "Partially Eligible Kaiser Employees" shall have the meaning given in
Section 2.7(iii).

          "Permitted Liens" has the meaning given in Section 3.5(a).

          "Permitted Real Property Liens" has the meaning given in Section
3.4(b).

          "Person" means any individual, corporation, partnership, association, public body, governmental authority, trust or other entity.

          "Phase I Improvements" means the operating and capital improvements necessary to complete certain cost reductions, including the conversion of the manufacturing operations to a single spin process and enclosure of the pump room, as set forth on Schedule 1.

          "Phelps Dodge 401(k) Plan" has the meaning given in Section 6.6(d).

          "Phelps Dodge Retirement Plan" has the meaning given in Section
6.6(b).

          "Pits" are those pits located in the buildings leased to the Company pursuant to the Erie Lease Agreement which contain the hydraulic presses which will be used in the Business.

          "Plans" has the meaning given in Section 3.9.

          "Projected Benefit Obligation" has the meaning given in Section
2.7(ii).

          "Real Property" has the meaning given in Section 3.4.

          "Regulated Activity" means any generation, treatment, handling, storage, recycling, transportation or disposal of any Hazardous Substance by Kaiser, except as is customary for the Business.

          "Related Persons" has the meaning given in Section 3.9.

          "Release" or "Released" means any discharge, leak, emission or release, of a Hazardous Substance.

          "Salaried Employee" means any Accuride Employee and any Salaried Kaiser Employee.

          "Salaried Kaiser Employee" means any Kaiser Employee other than a Bargaining Unit Kaiser Employee.

          "Special Retirement Payment" has the meaning given in Section 2.7(i).

          "Special Retirement Payments" has the meaning given in Section 6.6(a).

          "Speedline" has the meaning given in Section 6.7.

          "Speedline Agreements" means, collectively, the Cast Aluminum Wheel Supply Agreement, dated as of December 1, 1995, between Accuride and Speedline Aluminia, S.p.A. ("Speedline"); the Memorandum of Agreement re: Cast Aluminum Wheel Venture, dated as of December 1, 1995, between Accuride and Speedline; and the Letter Agreement, dated June 1, 1996, between Accuride and Speedline.

          "Speedline Letter" has the meaning given in Section 6.7.

          "SRP" has the meaning given in Section 2.7(i).

          "Taxes" means any tax, duty, fee, levy, impost, assessment or charge of any nature, together with all interest or penalties thereon and additions thereto, imposed by any Governmental Authority, or any liability for the payment of any of the foregoing (including without limitation as a result of any express or implied obligation to indemnify any other Person).

          "Tax Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

          "Trademark License Agreement" means the Trademark License Agreement between Accuride and the Company, to be dated the Closing Date, substantially in the form of Exhibit J hereto.

          "Transactions" means the transactions contemplated by this Agreement and all other Ancillary Agreements.

          "Treasury Regulations" means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such may be amended from time to time.

          "Ultra-Forge Convertor Contract" means the Convertor Contract, dated July 1, 1992, between Kaiser and Ultra-Forge Incorporated, as amended by letter dated January 3, 1997 from Kaiser to Ultra-Forge Incorporated.

          "Ultra-Forge Lease Agreement" means the Lease Agreement, dated November 1, 1988, between The Bell Company and Kaiser, as amended by the letters dated October 12, 1993 from Kaiser to Sarum Management Inc. and November 30, 1993 from Amer Cunningham Brennan Co., L.P.A. to Kaiser, relating to the warehouse and manufacturing building and premises located at 129 Marc Avenue, Cuyahoga Falls, Ohio.

          "Ultra-Forge Property" has the meaning given in Section 3.4.

          "Union" means the United Automobile Aerospace and Agricultural Implement Workers of America.

          "Venture Proposal" has the meaning given in Section 6.1(c)(4).

                                     ARTICLE II.

                              THE TRANSACTIONS; CLOSING

          2.1 Formation of the Company. Prior to the Closing, Accuride, through Accuride Sub, and Kaiser shall (i) cause the General Partner to be organized as a Delaware limited liability company with such minimum capital, if any, as they reasonably determine is required for the Company prior to the Closing Date,
(ii) cause the Company to be organized as a Delaware limited partnership to be known as "AKW L.P." or by such other name as Accuride and Kaiser shall mutually agree, and (iii) execute and deliver the Limited Liability Company Agreement and the Limited Partnership Agreement. Upon formation of the Company, Accuride and Kaiser shall cause the Company to become a party to this Agreement.

          2.2 Purchase and Sale of Accuride Purchased Inventory; Capital Contributions to General Partner and the Company; Ancillary Agreements. Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations, warranties and covenants contained herein, on the Closing Date:

          (a) Accuride Purchase of Kaiser Inventory. Subject to Section 2.7, Accuride shall purchase from Kaiser, and Kaiser shall transfer, sell and deliver to Accuride, all the right, title and interest of Kaiser in and to such inventory of Joint Venture Products, including finished goods, work in progress, raw materials and supplies, held by or on behalf of Kaiser as has a Fair Market Value of $435,000 (the "Accuride Purchased Inventory") for a purchase price of $435,000 (the "Accuride Inventory Purchase Price"), payable in cash by wire transfer of immediately available funds to the account or accounts specified in writing by Kaiser subject to adjustment as provided for in Section 2.6;

          (b) Capital Contributions to General Partner. Accuride, on behalf of Accuride Sub, shall contribute to the General Partner, and the General Partner shall accept and assume, all the right, title and interest of Accuride in and to the Accuride Purchased Inventory, in exchange for a 50% interest in the General Partner to be held by Accuride Sub; and Kaiser shall contribute to the General Partner, and, subject to Section 2.6, the General Partner shall accept and assume, all the right, title and interest of Kaiser in and to such inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies of Joint Venture Products as has a Fair Market Value of $435,000 (the "Kaiser Contributed GP Inventory"), in exchange for a 50% interest in the General Partner.

          (c) Capital Contributions of General Partner. The General Partner shall contribute to the Company, and the Company shall accept and assume, all the right, title and interest of the General Partner in and to the Accuride Purchased Inventory and the Kaiser Contributed GP Inventory, in exchange for a 2% interest in the Company.

          (d) Capital Contributions of Accuride. Accuride, on behalf of Accuride Sub, shall contribute to the Company, and the Company shall accept and assume, all the right, title and interest of Accuride in and to the following assets primarily relating to the Business as the same shall exist on the Closing Date (collectively, the "Accuride Assets"), in exchange for a 0% Interest in the Company to be held by Accuride Sub (the "Accuride Initial Company Interest"):

               (i) all tooling, if any, used primarily in the Business and held by or on behalf of Kaiser;

               (ii) subject to any required consents, all of Accuride's rights (other than (A) rights to assert claims and take other rightful actions in respect of breaches, defaults and other violations attributable to conduct preceding the Closing and (B) rights to receive payment for products sold or services rendered by or on behalf of Accuride prior to the Closing), under all sales contracts, purchase orders, agreements with distributors, agents and sales representatives and all other contracts, leases, agreements, commissioned studies and commitments, in each case primarily relating to the Business, other than the contracts listed on Schedule 2.2(d)(ii)(A) hereto (the "Accuride Excluded Contracts"), but including without limitation the contracts, leases, agreements, commissioned studies and commitments listed on Schedule 2.2(d)(ii)(B) (the "Accuride Contracts");

               (iii) all pricing schedules, marketing brochures and other sales and marketing materials primarily relating to the Business;

               (iv) all Accuride Owned Intellectual Property and all rights thereunder or in respect thereof primarily relating to the Business as it is conducted on the Closing Date, including, but not limited to, rights to sue for and remedies against infringements thereof, and rights of priority and protection of interests therein and all tangible embodiments thereof, other than the Accuride Excluded Intellectual Property (the "Accuride Contributed Intellectual Property");

               (v) the license to use the Intellectual Property of Accuride described in Schedule 2.2(d)(ii)(C) granted by Accuride to the Company pursuant to the Accuride License Agreement (the "Accuride Licensed Intellectual Property");

               (vi) to the extent their transfer is permitted by law, all Governmental Authorizations, including all applications therefor; and

               (vii) subject to Section 7.1(d), all guarantees, warranties, indemnities and similar rights in favor of Accuride with respect to any Accuride Asset.

     provided, however, Accuride will retain and not contribute, and the Company will not accept or assume, Accuride's right, title and interest in and to
     (w) the Speedline Agreements, (x) the finished goods inventory of Joint Venture Products held at any location controlled by Accuride or previously purchased and in transit to Accuride at such locations (the "Accuride Retained Inventory"), (y) all of Accuride's rights to Joint Venture Products sold or leased prior to the Closing (including, but not limited to, products hereafter returned or repossessed and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit), and (z) all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Accuride with respect to the conduct of the Business by Accuride or the ownership, use, function or value of any Accuride Asset, in each case prior to the Closing, whether arising by way of counterclaim or otherwise. The value of the property contributed by Accuride to the Company is set forth on Schedule 2.2.

          (e) Capital Contribution of Kaiser. Kaiser shall contribute to the Company, and the Company shall accept and assume, all the right, title and interest of Kaiser in and to the following assets primarily relating to the Business as the same shall exist on the Closing Date (collectively, the "Kaiser Assets"), in exchange for a 98% Interest in the Company (the "Kaiser Initial Company Interest"):

               (i) subject to Section 2.6, such inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies of Joint Venture Products, other than the assets sold to Accuride and the Company pursuant to Sections 2.2(a) and 2.4, respectively, or contributed to the General Partner by Kaiser pursuant to Section 2.2(b), including any such assets held at any location controlled by Kaiser or previously purchased and in transit to Kaiser at such locations, as has a Fair Market Value of $6.63 million (the "Kaiser Contributed LP Inventory");

               (ii) all machinery, equipment (including computer equipment), furniture, furnishings, automobiles, trucks, vehicles, tools (including Kaiser's interest in tooling jointly owned with

          Accuride, if any), dies, molds and parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person) relating to the Business and set forth on Schedule 2.2(e)(ii);

               (iii) subject to any required consents, all of Kaiser's rights (other than (A) rights to assert claims and take other rightful actions in respect of breaches, defaults and other violations attributable to conduct preceding the Closing and (B) rights to receive payment for products sold or services rendered by or on behalf of Kaiser prior to the Closing) under all leases for trucks, computers and other equipment, all existing metal supply agreements, scrap tolling agreements, purchase agreements, purchase orders and commitments, all sales contracts, all agreements with distributors, agents and sales representatives and all other contracts, leases, agreements, Commissioned Studies and commitments, in each case primarily relating to the Business, including without limitation the contracts, leases, agreements, Commissioned Studies and commitments listed on Schedule 2.2(e)(iii) (the "Kaiser Contracts," and together with the Accuride Contracts, the "Assigned Contracts");

               (iv) all pricing schedules, marketing brochures and other sales and marketing materials primarily relating to the Business;

               (v) all Intellectual Property and all rights thereunder or in respect thereof primarily relating to the Business as it is conducted on the Closing Date, including, but not limited to, rights to sue for and remedies against infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof, excluding any trademarks and trade names that incorporate the "Kaiser" name;

               (vi) to the extent their transfer is permitted by law, all Governmental Authorizations, including all applications therefor; and

               (vii) subject to Section 7.1(d), all guarantees, warranties, indemnities and similar rights in favor of Kaiser with respect to any Kaiser Asset.

     provided, however, subject to Section 7.1(d), Kaiser will retain and not contribute, and the Company will not accept or assume, Kaiser's right, title and interest in and to (x) the assets and inventory identified in
     Schedule 2.2(e) (the "Kaiser Excluded Assets and Excluded Inventory"; the inventory identified therein is referred to herein separately as the "Kaiser Excluded Inventory"), (y) all of Kaiser's rights to Joint Venture Products sold or leased prior to the Closing (including, but not limited to, products hereafter returned or repossessed and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit), and (z) all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Kaiser with respect to the conduct of the Business by Kaiser or the ownership, use, function or value of any Kaiser Asset, in each case prior to the Closing, whether arising by way of counterclaim or otherwise. The value of the property contributed by Kaiser to the Company is set forth on Schedule 2.2 provided that such values may be adjusted as provided for in Section 2.6.

          (f) Company and General Partner Execution of Agreement; Ancillary Agreements. Each of the Company and the General Partner shall execute and become party to this Agreement, and the relevant parties shall execute and deliver each of the Ancillary Agreements and any other agreements which the parties mutually agree to treat as ancillary agreements. Those agreements which have been attached hereto as Exhibits shall be executed and delivered substantially in the respective forms attached to this Agreement and those agreements which have not been attached hereto as Exhibits shall be in form and substance reasonably satisfactory to the parties when executed.

          2.3 Accuride Sub Purchase of Company Interest. Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations, warranties and covenants contained herein, on the Closing Date, Accuride Sub and Kaiser shall execute and deliver the Interest Purchase Agreement, and in accordance therewith, Accuride Sub will purchase from Kaiser, and Kaiser shall transfer, sell and deliver to Accuride Sub, 50% of the Kaiser Initial Company Interest (the "Accuride Purchased Interest"), for a purchase price of $20,414,079, subject to adjustment as provided for in Section 2.7 (the
"Limited Partnership Interest Purchase Price"), payable in cash on the Closing Date by wire transfer of immediately available funds to the account or accounts specified in writing by Kaiser.

          2.4 Company Purchase of Kaiser Inventory. Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations, warranties and covenants contained herein, on the Closing Date, subject to Section 2.6, the Company will purchase from Kaiser, and Kaiser shall transfer, sell and deliver to the Company, all the right, title and interest of Kaiser in and to such additional inventory, including finished goods, work in progress, raw material and supplies of Joint Venture Products, other than the Accuride Purchased Inventory, the Kaiser Contributed GP Inventory and the Kaiser Contributed LP Inventory (the "Company Purchased Inventory"), for a purchase price equal to the Fair Market Value thereof, as determined by the Accountant (the "Company Inventory Purchase Price"), payable within 30 days after the Closing Date in cash by wire transfer of immediately available funds to the account or accounts specified in writing by Kaiser.

          2.5 Contributions and Transfers. Each contribution, transfer, sale and delivery referenced herein shall be by delivery of possession and such bills of sale, assignments and other good and sufficient instruments of sale, conveyance, transfer and assignment, reasonably acceptable to the transferee, as shall effectively vest in the transferee marketable title to the transferred property, free and clear of all Liens, other than Permitted Liens.

          2.6 Determination of Fair Market Value of Inventory. The total Fair Market Value of the Accuride Purchased Inventory, the Kaiser Contributed GP Inventory, the Kaiser Contributed LP Inventory and the Company Purchased Inventory is estimated to be $7.5 million. Notwithstanding Sections 2.2(a), 2.2(b), 2.2(e)(i) and 2.4, Kaiser shall not contribute to the General Partner or the Company or sell to Accuride or the Company, and Accuride and the Company shall not buy from Kaiser the inventory listed on Schedule 2.2(e). The Fair Market Value of the Kaiser Included Inventory shall be validated by Arthur Andersen or another independent accounting firm of recognized national standing (the "Accountant") acceptable to Accuride and Kaiser by the performance of certain procedures mutually agreed upon by Accuride and Kaiser. Each party will provide all reasonable cooperation and assistance in order that such procedures may be completed as promptly as practicable. The Accountant shall, within 10 Business Days following the Closing Date, deliver to Accuride and Kaiser a report which sets forth the results of its procedures as to the total Fair Market Value of the Kaiser Included Inventory as of a date no earlier than two days prior to the Closing Date, and (a) if, and to the extent that, the Fair Market Value of the Kaiser Included
Inventory exceeds $7.5 million, as determined by the procedures set forth in this Section 2.6, then such excess amount shall be treated as Company
Purchased Inventory as provided for in Section 2.4 and (b) if, and to the extent that, the Fair Market Value of the Kaiser Included Inventory is less than $7.5 million, as determined by the procedures set forth in this Section 2.6, then Kaiser shall pay to Accuride Sub an amount equal to 50% of the difference between $7.5 million and such lesser amount, provided that each of Accuride and Kaiser will have a 49% Interest in the Company and the General Partner shall have a 2% Interest in the Company. Each of Accuride and Kaiser shall pay one-half of the fees and expenses of the Accountant incurred in connection with its report. The Accountant's report shall be final and binding upon Accuride and Kaiser, absent manifest error.

          2.7 Employee Related Price Adjustments. The Limited Partnership Interest Purchase Price shall be reduced by the "Employee Related Price Adjustment", which shall be equal to 50% of the following:

          (i) The Actuarial Present Value of (A) the "Special Retirement Payment" or "SRP" for each Bargaining Unit Kaiser Employee who is not eligible to receive the Special Retirement Payment (as defined in Section 6.6) on the Closing Date multiplied by a fraction, the numerator of which is such Employee's years of service with Kaiser prior to the Closing Date (as determined under the Bargaining Unit Pension Plan) and the denominator of which is the sum of such Employee's years of service with Kaiser prior to the Closing Date (as determined under the Bargaining Unit Pension Plan) and such Employee's projected years of service with the Company after the Closing Date as of the Employee's projected retirement date ("Projected Retirement Date") from the Company as determined in accordance with the assumptions set forth in Schedule 2.7 (with such service to be determined under the New Bargaining Unit

     Pension Plan), less (B) the first three months of retirement payments payable to such Employee under the Bargaining Unit Pension Plan as of his Projected Retirement Date. The SRP for each Bargaining Unit Kaiser Employee shall equal the Special Retirement Payment that would have been payable to such Employee under the Bargaining Unit Pension Plan as of the Closing Date (assuming the Employee was eligible on such date). The Special Retirement Payment shall be calculated by applying to the Employee's wage rates in effect at the Closing Date the salary scale assumption set forth in Schedule 2.7. In calculating the Special Retirement Payment, it will be assumed that each Employee will have 2.2 weeks of unused vacation (plus the ten weeks included in the formula) in the year of retirement or termination. The Actuarial Present Value of the SRP shall be the Projected Benefit Obligation within the meaning of FAS 87, calculated in accordance with FAS 87 and on the basis of the actuarial assumptions and methods set forth in Schedule 2.7.

          (ii) The difference between (A) and (B), where:

               (A) Equals the sum of the "Actuarial Present Value of the Benefit Uplift" for all Salaried Kaiser Employees. For this purpose, the "Actuarial Present Value of the Benefit Uplift" with respect to a particular Employee is the difference between (i) the "Projected Benefit Obligation" with respect to such Employee under the KRP as of the Closing Date and (ii) the "Accumulated Benefit Obligation" with respect to such Employee under the KRP as of the Closing Date. The terms "Projected Benefit Obligation" and "Accumulated Benefit Obligation" shall be given the meanings assigned to them in FAS 87 and the "Projected Benefit Obligation" and the "Accumulated Benefit Obligation" shall be calculated in accordance with FAS 87 and on the basis of the actuarial assumptions and methods set forth in Schedule 2.7.

               (B) Equals the sum of the "Actuarial Present Value of the Benefit Uplift" for all Accuride Employees. For this purpose, the "Actuarial Present Value of the Benefit Uplift" with respect to a particular Accuride Employee is the difference between (i) the "Projected Benefit

          Obligation" with respect to such Employee under the New Salaried Pension Plan as of the Closing Date and (ii) the Accumulated Benefit Obligation with respect to such Employee under the Phelps Dodge Retirement Plan as of the Closing Date. Both the Projected Benefit Obligation and the Accumulated Benefit Obligation shall be calculated in accordance with FAS 87 and on the basis of the actuarial assumptions and methods set forth in Schedule 2.7.

          (iii) The difference between (A) the amount of FAS 106 "Accumulated Postretirement Benefit Obligations" or "APBO" (as such term is defined and used in FAS 106 for post-retirement medical and life insurance coverage) as of the Closing Date with regard to (x) Kaiser Employees who would be eligible, if their service under the KRP or the Bargaining Unit Pension Plan, as applicable, were terminated on the Closing Date, for post-retirement medical and life insurance coverage offered by Kaiser (such coverage, as it may be amended from time to time, shall hereafter be referred to as "Kaiser Retiree Coverage") but who would be required to contribute to the cost of Kaiser Retiree Coverage because they don't have, as of the Closing Date, the requisite age plus years of service to qualify for Kaiser Retiree Coverage without having to make employee contributions ("Partially Eligible Kaiser Employees") provided such Employees have not elected Kaiser Retiree Coverage in lieu of medical and life insurance coverage under the Company's medical and welfare plans, and (y) Kaiser Employees who would not be eligible, if their service under the KRP or the Bargaining Unit Pension Plan, as applicable, were terminated on the Closing Date, for any Kaiser Retiree Coverage, calculated using the assumptions set forth in Schedule 2.7, and (B) the amount of FAS 106 APBO as of the Closing Date for all Accuride Employees, calculated using the same assumptions and on the basis of the post-retirement medical and life insurance coverages offered by Kaiser (even though such individuals were previously employed by Accuride);

          (iv) The difference between (A) the amount equivalent to the Salaried Kaiser Employees' vacation earned and accrued in 1996 for use in 1997 plus vacation earned and accrued in 1997 prior to the Closing Date for use in 1998, reduced by any such earned and accrued vacation taken prior to the Closing

     Date, calculated using the compensation of such Employees in effect immediately prior to the Closing Date, and (B) an amount equivalent to the Accuride Employees' vacation earned and accrued in 1996 for use in 1997 plus vacation earned and accrued in 1997 prior to the Closing Date for use in 1998, reduced by any such earned and accrued vacation taken prior to the Closing Date, calculated using the compensation of such Employees in effect immediately prior to the Closing Date, plus (C) an amount equivalent to Bargaining Unit Kaiser Employees' earned and accrued vacation prior to the Closing Date, calculated using the compensation of such Employees in effect immediately prior to the Closing Date, in accordance with the provisions contained in Kaiser's collectivebargaining agreement with the Union applicable to such Employees in effect immediately prior to the Closing Date, reduced by any such earned and accrued vacation taken prior to the Closing Date;


          (v) An amount equal to 125% of the product of (a) the number of hours worked with Kaiser during the first 12 of the previous 13 full calendar months prior to the Closing Date by each Bargaining Unit Kaiser Employee, multiplied by (b) 23 cents.

          For purposes of calculating the Employee Related Price Adjustments under this Section 2.7, the actuarial assumptions and methods set forth in
Schedule 2.7 shall apply. Schedule 2.7 shall list the Employees as of the Closing Date. The Employee Related Price Adjustments shall be calculated on an estimated basis for purposes of the cash transfers under Section 2.3 on the Closing Date for the individuals listed in Schedule 2.7 and shall assume that all Partially Eligible and Fully Eligible Kaiser Employees have elected Kaiser Retiree Coverage for purposes of Section 2.7(iii)(A)(x). The estimated Employee Related Price Adjustments for each individual listed in Schedule 2.7 are set forth in Schedule 2.7. The Employee Related Price Adjustments shall be recalculated after each applicable Measurement Date, using the same actuarial assumptions and methods set forth in Schedule 2.7, but taking into account only the Employees on the applicable "Measurement Date" and based on the actual elections by Partially Eligible and Fully Eligible Kaiser Employees. For Accuride Employees and Salaried Kaiser Employees, the "Measurement Date" is the date 90 days following the Closing Date. For Bargaining Unit Kaiser Employees, the "Measurement Date" is the last day of the period during which such Employees may be transferred back to Kaiser pursuant to any agreement between the Company or Kaiser and the Union. Promptly after each Measurement Date, the parties shall agree to such recalculations and Kaiser shall pay Accuride for any increase, and Accuride shall pay Kaiser for any decrease, in the Employee Related Price Adjustment.

          Kaiser's actuary shall perform all calculations necessary to calculate the Employee Related Price Adjustments. Accuride's actuary shall have the opportunity to review any calculations performed by Kaiser's actuary in connection with the Employee Related Price Adjustments and, if Accuride's actuary notifies Kaiser within 90 days after such review that it disagrees with any such calculations, an independent third party actuary, mutually agreed upon by Kaiser and Accuride, shall be engaged to resolve the dispute. The costs of such third party actuary shall be borne equally by both Kaiser and Accuride.

          2.8 Assumption of Liabilities; Excluded Liabilities. Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations, warranties and covenants contained herein, at the Closing, the Company shall assume and agree to perform, in accordance with their respective terms, any and all liabilities, obligations and commitments (i) arising out of the Assigned Contracts, but only to the extent such liabilities, obligations and commitments are attributable to conduct on and after the Closing Date, or (ii) listed on Schedule 2.8 attached hereto (collectively, the "Assumed Liabilities"); provided, however, that notwithstanding the foregoing provisions of this Section 2.8 or any other provision hereof or any schedule or exhibit hereto, the Company shall not assume and shall not be liable for any liabilities, obligations or commitments of Kaiser or Accuride, whether or not relating to or arising out of the Business or the ownership, possession or use of the Accuride Assets, the Kaiser Assets, the Kaiser Included Inventory or the Real Property, whether known or unknown, fixed or contingent, other than the Assumed Liabilities. Without limiting the foregoing, unless assumed by the Company pursuant to Article VI or expressly set forth in any Ancillary Agreement, the Company shall not assume and shall not be liable for any liabilities, obligations or commitments (i) relating to Employees of either Accuride or Kaiser (including workers' compensation, benefits and compensation) to the extent attributable to services or activities preceding the Closing (including, without limitation, such conditions to the extent shown on the Medical Examinations) in connection with their employment by

Accuride or Kaiser, as the case may be, (ii) relating to Taxes payable with respect to the Business or the ownership of the Kaiser Assets, the Accuride Assets, the Kaiser Included Inventory or the Real Property that are attributable to the periods ending prior to the Closing Date, (iii) relating to any and all existing and future environmental claims, losses and liabilities, including, without limitation, any clean-up costs at the Real Property, the Erie Facilities, or any other properties to the extent it is alleged that contamination of other properties is a result of activities at the Real Property or the Erie Facilities, in each case except (A) to the extent such claims, losses and liabilities are solely caused by or solely arise from any action by the Company or in connection with the conduct of the Business of the Company, in which case the Company shall be solely responsible; (B) to the extent that Kaiser can demonstrate that any claims, losses and liabilities associated with contamination are due solely to the Company's failure to maintain and use the Pits in accordance with Section 6.3 of this Agreement, in which case Kaiser and the Company shall be responsible for their appropriate share of such claims, losses and liabilities; or (C) to the extent that claims, losses and liabilities, other than those associated with contamination of the Pits, arise from both the actions of the Company and Kaiser, or the conduct of the Business by either of them, in which case both the Company and Kaiser shall be responsible for their appropriate share of such claims, losses and liabilities; (iv) relating to product liability and warranty claims for products sold or leased by either Accuride or Kaiser prior to the Closing Date, (v) attributable to the conduct by Kaiser of businesses other than the Business at its facilities located in Erie, Pennsylvania, (vi) for the payment for products purchased or services received pursuant to the Assigned Contracts or arising out of the accounts payable of either Accuride or Kaiser outstanding at the Closing Date, (vii) arising out of any breach or asserted breach of any Assigned Contract or customer relationship, or any related tort claim, in each case attributable to conduct preceding the Closing Date, (viii) for infringement by either Accuride or Kaiser of rights of others in the Intellectual Property attributable to conduct preceding the Closing, (ix) relating to any claims for severance benefits (constructive or otherwise) by an Employee, (x) relating to any claims for any benefits payable under the Bargaining Unit Pension Plan, or (xi) relating to any claims for any post-retirement medical and life insurance.

          2.9 Excluded Contracts. This Agreement shall not constitute an agreement to assign, transfer or contribute any interest in any Excluded Contract, or any claim, right or benefit arising thereunder or resulting therefrom. Accuride and the Company shall enter into alternative arrangements to provide that the Company shall receive Accuride's benefits in the Excluded Contracts, and shall perform Accuride's obligations thereunder, to the extent relating to the sale of Joint Venture Products thereunder after the Closing Date.

          2.10 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1 and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Transactions (the "Closing") shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 at 10:00 A.M., New York time, on May 1, 1997, unless another date, time and place shall have been agreed to in writing by the parties (the "Closing Date"). All actions to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no actions shall be deemed taken nor any documents deemed executed and delivered until all have been taken, executed and delivered.

                                     ARTICLE III.

                       REPRESENTATIONS AND WARRANTIES OF KAISER

          Kaiser represents and warrants to Accuride and to the Company:

          3.1 Corporate Existence, Power and Authorization. Kaiser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and the other Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Kaiser has all requisite corporate power and authority to conduct its portion of the Business and to own, lease and operate the properties used by it in the Business as conducted, owned, leased or operated on the date hereof and on the Closing Date. Kaiser is duly qualified to do business in each jurisdiction in which the nature of its portion of the Business or the location of the assets used by it in the Business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse
Effect. The execution, delivery and performance of this Agreement and the other Ancillary Agreements to which Kaiser is a party and the consummation of the Transactions have been duly authorized by the Board of Directors of Kaiser. This Agreement has been duly executed and delivered by Kaiser and constitutes, and on the Closing Date will constitute, the valid and binding obligation of Kaiser, enforceable against Kaiser in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which affect creditors' rights and remedies generally and by principles of equity. Upon the Closing, the other Ancillary Agreements to which Kaiser is a party (including all instruments of conveyance and other documents to be executed and delivered by Kaiser) shall be duly executed and delivered by Kaiser and shall constitute the valid and binding obligations of Kaiser, enforceable against Kaiser in accordance with their respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which affect creditors' rights and remedies generally and by principles of equity. Kaiser has delivered or made available to Accuride and the Company complete and correct copies of its certificate of incorporation and by-laws, as amended and in effect on the date hereof. On the date hereof, neither Kaiser nor any of its Affiliates has, and on the Closing Date neither will have, any equity interest or investment in any corporation, partnership, joint venture, association or other business organization involved in the Business other than as set forth on Schedule 3.1 and as described in the last sentence of the definition of "Joint Venture Products."

          3.2 No Conflicts; Consents and Approvals. (a)  Except as set forth in
Schedule 3.2, the execution, delivery and performance of this Agreement and the other Ancillary Agreements to which it is a party and the consummation of the Transactions will not result in (i) any conflict with the certificate of incorporation or by-laws of Kaiser, (ii) any breach or violation of, or default under, any Applicable Law or any mortgage, agreement, deed of trust, indenture, lease, contract or any other instrument to which Kaiser is a party or by which Kaiser or its properties or assets (including without limitation the Kaiser Assets) are bound, except any breach, violation or default which could not reasonably be expected (A) to have a Material Adverse Effect or (B) to have a material adverse effect on the ability of Kaiser to perform its obligations under this Agreement or (iii) the creation or imposition of any Liens on any of the properties or assets of Kaiser (including without limitation the Kaiser Assets), other than Permitted Liens.

          (b) Except as set forth in Schedule 3.2, no consent, approval or authorization of, or filing with, any Governmental Authority or any other third party is required on the part of Kaiser in connection with the execution and delivery by Kaiser of this Agreement or any other Ancillary Agreement to which it is a party or the consummation by Kaiser of the Transactions, other than any consents, approvals, authorizations or filings, the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect or have a material adverse effect on the ability of Kaiser to perform its obligations under this Agreement.

          3.3 Governmental Authorizations; Compliance with Law. Except as otherwise set forth in Schedule 3.3, and except with respect to environmental matters which are covered separately under Section 3.12, all approvals, permits, certificates, qualifications, authorizations, licenses, franchises, consents, orders and registrations of all Government Authorities (collectively, "Governmental Authorizations") which are necessary for the conduct by Kaiser of its portion of the Business or for the lawful consummation by Kaiser of the Transactions have been obtained and are in full force and effect, or will be obtained and will be in full force and effect by the Closing Date, other than any approvals, permits, certificates, qualifications, authorizations, licenses, franchises, consents, orders and registrations, the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.
All such Governmental Authorizations are listed on Schedules 3.3 attached hereto. Except as otherwise set forth on Schedule 3.3, and except for environmental compliance which is covered separately under Section 3.12, Kaiser has complied in all material respects with all Applicable Laws and Governmental Authorizations applicable to Kaiser in connection with the conduct of the Business or relating to any properties or assets used by it in the conduct of the Business (including without limitation the Kaiser Assets). There are no proceedings pending, or to the best knowledge of Kaiser, threatened which could reasonably be expected to result in the revocation, cancellation, suspension or modification of any Governmental Authorization.

          3.4 Real Property. (a) The real property, together with the buildings, structures and improvements thereon, that will be leased or licensed to the Company pursuant to (i) the Erie Lease Agreement (the "Erie Property"),
(ii) the Ultra-Forge Lease Agreement (the "Ultra-Forge Property") and (iii) the other lease agreements listed on Schedule 3.4 attached hereto (together with the Ultra-Forge Property, the "Assigned Lease Properties," and together with the Erie Property and the Ultra-Forge Property, the "Real Property") constitute substantially all of the real property owned or leased by Kaiser in connection with the conduct of the Business as currently conducted by Kaiser and, to the best knowledge of Kaiser, all of the real property necessary or desirable for the continued conduct of the Business by the Company in accordance with the Business Plan. The Real Property and the use thereof by Kaiser or its subsidiaries is not, except as otherwise set forth on Schedule 3.3, 3.12 or 6.3, in violation of any existing Applicable Law (excluding Environmental Laws which are covered separately under Section 3.12 but including safety and health, zoning, land use or building laws), which violation is reasonably expected to have a material adverse effect on the use and occupancy of the Real Property, and there is no violation of any restriction, condition, covenant or agreement applicable to or affecting the Real Property, any part thereof or use thereof, contained in any deed, subdivision map or other instrument, except for any violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (b) The Erie Lease Agreement. Kaiser has delivered to the Company and to Accuride complete and correct copies of the Deed(s) to the Erie Property, together with a copy of an "as built" survey of the Erie property, a copy of Kaiser's fee owner's title policy (and the underlying documents set forth therein) for the Erie Property, and copies of all permits and licenses relating to the ownership and operation of the Erie Property. Kaiser has good, valid and marketable fee simple title to the Erie Property, free and clear of all Liens, except for (i) Liens and leases set forth on Schedule 3.4(b), (ii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and (iii) imperfections of title which are not substantial in character, amount or extent (in relation to the particular parcel) and that individually or in the aggregate do not and would not interfere with the use of the property and assets of the Business as currently used or contemplated to be used by the Business or otherwise (the

Liens referred to in clauses (i) through (iii) above being referred to collectively as "Permitted Real Property Liens"). Kaiser has all easements, rights of way and similar authorizations required for the ownership and use of the Erie Property for the purpose of conducting the Business as heretofore conducted. Upon execution and delivery, the Erie Lease Agreement will be a valid and legally binding agreement, in full force and effect, that gives the Company the exclusive right to use and occupy the Erie Property, except as otherwise set forth in the Erie Lease Agreement, and is enforceable in accordance with its terms against Kaiser, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which affect creditors' rights and remedies generally and by principles of equity.

          (c) The Assigned Lease Properties. Kaiser has delivered to the Company and to Accuride a complete and correct copy of each of the lease agreements relating to the Assigned Lease Properties, together with copies of "as built" surveys of such properties, copies of Kaiser's leasehold title insurance policies (and the underlying documents set forth therein) for such properties, copies of all permits and licenses relating to the leasing and operation of such properties, and a legal description of such properties, including a summary description of the buildings, structures and improvements thereon. Except as set forth on Schedule 3.4(d), the lease agreements relating to the Assigned Lease Properties are valid and legally binding agreements, in full force and effect, that grant Kaiser, and Kaiser currently enjoys, the exclusive right to use and occupy such properties and are enforceable in accordance with their terms against each party thereto, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which affect creditors' rights and remedies generally and by principles of equity. The Assigned Lease Properties include all leasehold improvements, easements, rights of way and similar authorizations necessary to conduct the Business as presently conducted by Kaiser, and such improvements are free and clear of Liens, other than Permitted Real Property Liens. Neither Kaiser nor, to the best of its knowledge, the lessors relating to each such lease, are in breach or default of any material term of such leases; to the best knowledge of Kaiser there is no condition which, after the giving of notice or lapse of time or both, would entitle either Kaiser or such lessors to terminate such leases; and Kaiser has not received any notice of cancellation, termination or default thereunder. Upon consummation of the Transactions, the Company will hold good and valid leasehold interests, and will be entitled to the exclusive use of, the Assigned Lease Properties and to all rights and benefits that are currently enjoyed by Kaiser under such leases with respect thereto.

          (d) Structure; Access; Utilities. With respect to each parcel of Real Property, there are no material structural defects, nor are there any material repairs needed to any of the buildings or structures located thereon, including, without limitation, to the roof, the foundations, exterior walls, the heating and air conditioning systems, plumbing and sprinkler systems, electrical wiring and fixtures and facilities or other portions of the improvements other than as set forth in Schedule 3.4(d). Each parcel of Real Property has access to public roads or valid easements over private streets or private property for ingress to and egress from all such buildings, structures and yards located thereon. All utilities (including without limitation water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection and drainage) necessary in each case for the conduct of the Business as presently conducted by Kaiser are available at each parcel of Real Property. None of the Real Property owned or leased in connection with the conduct of the Business by Kaiser encroaches upon real property of another Person, and no structure of any other Person encroaches upon such Real Property, except for any encroachments which, individually or in the aggregate, would not have a Material Adverse Effect.

          3.5 Assets. (a) The Kaiser Assets, the Kaiser Included Inventory and the Real Property together constitute all of the properties and assets used or held for use in connection with the manufacture and sale of Joint Venture Products by Kaiser (except for (x) the Kaiser Excluded Assets, (y) accounts receivable, inventory sold or consumed, cash disposed of, prepaid expenses realized, contracts fully performed, and assets replaced by equivalent or superior assets, in each case in the ordinary course of business, and (z) other non-material assets sold or disposed of in the ordinary course of business) and, together with the benefits provided by the Ancillary Agreements, are sufficient to enable the Joint Venture to conduct the Business as presently conducted by Kaiser. Except as set forth on Schedule 1 (which reflects the conversion of the manufacturing operations to a single-spin process) and Schedule 3.5, Kaiser has the unrestricted power to transfer, sell and deliver the Kaiser Assets and the Kaiser Included Inventory to the Company and to Accuride, as the case may be. Following the Closing, the Company or Accuride, as the case may be, will have good and marketable title to the same, free and clear of all Liens, other than Permitted Liens (as hereinafter defined). As used herein, the term "Permitted Liens" shall mean: (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii), with respect to each parcel of Real Property, easements, rights-of-way, restrictions and other similar liens or imperfections of title which are not substantial in character, amount or extent (in relation to the particular parcel) and that individually or in the aggregate do not interfere with the use of the property and assets of the Business as currently used or contemplated to be used by the Business or otherwise, (iii) liens in respect of pledges or deposits made in the ordinary course of the Business in connection with worker's compensation legislation, if the obligations secured by such liens are not delinquent, or (iv) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of the Business, if the obligations secured by such liens are not delinquent. All of the Kaiser Assets and the Kaiser Included Inventory (other than inventory in transit to Kaiser) are located on the Real Property.

          (b) Except as set forth in Schedule 3.5, Kaiser is the owner of and has good and marketable title to all of the Kaiser Assets and the Kaiser Included Inventory, free and clear of all Liens, other than Permitted Liens. With respect to such assets that are leased by Kaiser, (i) each lease is valid and binding on Kaiser and in full force and effect, (ii) Kaiser is in peaceable possession, and enjoys exclusive use, of the property which is subject thereto and (iii) neither Kaiser, nor, to the best knowledge of Kaiser, the lessor thereof, is in breach or default of any material term thereof and to the best knowledge of Kaiser, there is no condition which, after the giving of notice or lapse of time or both, would entitle either Kaiser or the lessor to terminate such lease.

          (c) Except as set forth on Schedule 3.10 or 3.12, there are no pending or, to the best knowledge of Kaiser, threatened events, conditions or developments affecting the Kaiser Assets and the Kaiser Included Inventory which would (i) materially detract from their value or (ii) materially interfere with their present use.

          (d) The tangible Kaiser Assets are in good operating condition and repair, have been reasonably maintained consistent with standards generally followed in the industry and are suitable for their present uses and necessary or desirable for the conduct of the Business, except as would be reasonably discovered by a visual inspection thereof.

          (e) All of the Kaiser Included Inventory is of good, useable and merchantable quality, not obsolete and, in the case of finished goods, is saleable in the ordinary course of the Business.

          3.6 Material Agreements. Schedule 2.2(e)(iii) contains a complete and correct list as of the date hereof of (a) all agreements, contracts, and commitments relating to the Business which require payment by or to Kaiser of more than $25,000 per annum and (b) all commissioned studies relating to the operation of the Business (other than such studies as relate to the operation of the Business on a stand-alone basis by Kaiser) ("Commissioned Studies") that were prepared during the last 24 months (collectively, "Agreements"), to which Kaiser is a party, including any Agreement with any Employee, or by which Kaiser or the properties or assets used by it in the conduct of the Business (including without limitation the Kaiser Assets) are bound. Assuming the due authorization, execution and delivery by and capacity of the other parties thereto, each such Agreement is valid, in full force and effect, and enforceable against Kaiser, and, to the best knowledge of Kaiser, the other parties thereto in accordance with its respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which effect creditors' rights and remedies generally and by principles of equity. Kaiser has performed in all material respects the obligations required to be performed by it to date under such Agreements, and there does not exist any breach, default or event or condition which, after notice or lapse of time or both, would constitute a default thereunder by Kaiser or, to the best knowledge of Kaiser, by any other party thereto, other than any breaches or events or conditions which, after notice or lapse of time or both, would constitute a default, which, individually or in the aggregate, would not have a Material Adverse Effect.

          3.7 Intellectual Property. Schedule 3.7 contains a complete and correct list of (i) all Intellectual Property that is owned by Kaiser and that relates to or is used in the Business as conducted by Kaiser (the "Kaiser Owned Intellectual Property"), and (ii) all written licenses and arrangements, pursuant to which Kaiser uses Intellectual Property that is owned by another Person, that relate to or are used in the Business as conducted by Kaiser (collectively, the "Kaiser Intellectual Property Licenses," and together with Kaiser Owned Intellectual Property, the "Kaiser Intellectual Property"). Immediately after the Closing, the Company will have the right to use all of the Kaiser Intellectual
Property, other than any Kaiser Intellectual Property that incorporates the "Kaiser" name, and will own the Kaiser Owned Intellectual Property that is marked with an asterisk on Schedule 3.7 free and clear of any Liens, other than Permitted Liens. All Kaiser Intellectual Property Licenses are in full force and effect in accordance with their terms, and Kaiser is not in default under any Kaiser Intellectual Property License. There is no claim or demand of any Person pertaining to, or any proceeding, action, suit or petition which is pending or, to the best knowledge of Kaiser, threatened, that challenges the rights of Kaiser in respect of any Kaiser Owned Intellectual Property, or claims that any default exists under any Kaiser Intellectual Property License. None of the Kaiser Owned Intellectual Property or, to the best knowledge of Kaiser, the Kaiser Intellectual Property Licenses is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Authority. To Kaiser's knowledge, the Kaiser Intellectual Property does not infringe upon or misappropriate any Intellectual Property of any third party, and does not contain any matter that violates the property rights of, or contractual or fiduciary obligations (including but not limited to obligations of confidentiality) to, any third party. Kaiser has not been notified by any Person of any claims of infringement or misappropriation of any Intellectual Property of any third party or of any violation of the property rights of, or contractual or fiduciary obligations (including but not limited to obligations of confidentiality) to, any third party.

          3.8 Labor Matters. Except as set forth on Schedule 3.8, and except for Employee Benefit Plans and ERISA which are covered separately under Section 3.9, Kaiser is not a party to or bound by any collective bargaining agreements or memoranda of understanding covering Employees and there are no labor or employment unions or other organizations representing, purporting to represent or attempting to represent any Employees. With respect to the Business, since January 1, 1995, there has not occurred or been threatened any work stoppage, slowdown, picketing or concerted refusal to work overtime or other similar labor or employment activity with regard to any Employees. Except as set forth on
Schedule 3.8, there are no material labor or employment disputes currently subject to any grievance proceeding, litigation, arbitration or other administrative proceeding and there is no representation petition pending or, to the best knowledge of Kaiser, threatened with regard to any Employees. Kaiser has complied in all material respects with all Applicable Laws pertaining to the employment or termination of employment of the Employees, including, without limitation, all such laws relating to labor or employment relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities.

          3.9 Employee Benefit Plans; ERISA. Schedule 3.9 contains a true and complete list of each "employee benefit plan" as defined in section 3(3) of ERISA and each bonus, incentive or deferred compensation, severance, termination, retention, stock option, stock purchase or other employee benefit or compensation plan, program or arrangement, agreement, policy or understanding (the "Plans"), whether written or unwritten, that provides or may provide benefits or compensation in respect of any Kaiser Employee that is or has been maintained by Kaiser or any other trade or business, whether or not incorporated, which together with Kaiser, is or would have been at any date of determination treated as a single employer under Section 414 of the Code ("Related Persons") or to which Kaiser or any Related Person contributes or is required to contribute. Kaiser has not communicated to any Kaiser Employee any intention or commitment to modify any Plan or to establish or implement any other employee benefit or compensation arrangement in any way that could have a Material Adverse Effect on the Business of the Company. The Kaiser 401(k) Plan and the Bargaining Unit 401(k) Plan are intended to be qualified under Section 401(a) of the Code and the related trusts have received favorable determination letters from the IRS as to their qualification and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that would adversely affect each such qualification or tax exempt status. Each of the Kaiser 401(k) Plan and the Bargaining Unit 401(k) Plan has been operated and administered in all respects in accordance with Applicable Laws. None of the assets of the Business are or are expected to be liable for any material amount pursuant to Section 4062, 4063, 4064, 4069, 4212 or otherwise pursuant to Title I or IV of ERISA or the penalty, excise or joint and several liability provisions of the Code relating to employee benefits plans. Except as otherwise disclosed, the consummation of the Transactions will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of any compensation or benefits payable to or in respect of any employee in any way that could have a Material Adverse Effect on the Business of the Company. Except as otherwise disclosed, entitlement by Kaiser Employees to post-employment benefits of any kind by reason of employment with Kaiser, including, without limitation, death or medical benefits and deferred compensation will not have a Material Adverse Effect on the Business of the Company.

          3.10 Litigation. Except as set forth in Schedule 3.10, as of the date hereof there are no pending or, to the best knowledge of Kaiser, threatened judicial or administrative actions, proceedings or investigations which
(i) would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Business as currently conducted by Kaiser or have a material adverse effect on the ability of Kaiser to consummate the Transactions or (ii) question the validity of this Agreement, any other Ancillary Agreement to which Kaiser is a party or any action taken or to be taken by Kaiser in connection herewith or therewith.

          3.11 Taxes. There are no Taxes payable by the Company, the General Partner, Accuride Sub or Accuride with respect to the Business as conducted by Kaiser through the Closing Date or the Kaiser Assets, the Kaiser Included Inventory or the Real Property that are attributable to the periods (or portions thereof) ending before the Closing Date. None of the Kaiser Assets and the Kaiser Included Inventory is subject to any tax lien, other than any lien described in clause (i) of the definition of Permitted Liens.

          3.12 Environmental Matters.  (a)  Except as set forth on
Schedule 3.12, with respect to the Business as conducted by Kaiser and to the Real Property and the Erie Facilities:

          (i) To the best knowledge of Kaiser, since January 1, 1992 through the date hereof, no notice of violation, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no in-vestigation is pending or threatened by any Governmental Authority with respect to any (A) alleged violation by Kaiser of any existing Environmental Law or liability thereunder, (B) Regulated Activity or (C) Release of Hazardous Substances;

          (ii) To the best knowledge of Kaiser, since January 1, 1992 there have been no Releases of Hazardous Substances by Kaiser required to be reported under any Environmental Law, except for such Releases that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect;

          (iii) To the best knowledge of Kaiser, as of the date hereof, there are, as defined in applicable Environmental Laws, (A) no above-ground or underground storage tanks, surface impoundments, lagoons or other containment facilities for the temporary or permanent storage, treatment or disposal of Hazardous Substances, (B) any open or closed landfill or solid waste disposal area, (C) any friable asbestos-containing material, or (D) any polychlorinated biphenyls located at, on, in, under, immediately adjacent to or over the Real Property or the Erie Facilities;

          (iv) Kaiser (A) is not subject to any consent or judicial decree or administrative order in connection with the Business or with respect to any Environmental Law associated with the facilities or operations on the Real Property or the Erie Facilities, (B) has not received during the last five years notice under any citizen suit provision of any Environmental Law in connection with the Business, the Real Property or the Erie Facilities, or any facilities or operations on such properties;

          (v) In the last five years, Kaiser has not (A) reported a Release to a Governmental Authority as required by an Environmental Law or (B) filed a notice with any Governmental Authority as required pursuant to an Environmental Law reporting a violation thereof;

          (vi) To the best knowledge of Kaiser, the Real Property, the Erie Facilities, and any property to which Kaiser has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances generated at the Real Property or the Erie Facilities is not listed or, to the best knowledge of Kaiser, proposed for listing, on the National Priori-ties List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal or state list of sites requiring similar investigation or clean-up;

          (vii) Except as otherwise set forth on Schedule 3.12, all Governmental Authorizations with respect to environmental matters, which are necessary for the conduct by Kaiser of its portion of the Business or for the lawful consummation by Kaiser of the Transactions, have been obtained and are in full force and effect;

          (viii) To the best knowledge of Kaiser, except as otherwise set forth on Schedule 3.12, all operations and conditions at the Real Property and the Erie Facilities which could be expected to have a Material Adverse Effect are in compliance with Environmental Laws;

          (ix) To the best knowledge of Kaiser, there are not presently any areas of soil or groundwater contamination at, on, in, under, or immediately adjacent to the Real Property, where, if the remediation of such area(s) and the Erie Facility was required by any Governmental Authority, such remediation could reasonably be expected to have a Material Adverse Effect.

          (b) Except as previously disclosed to Accuride, there has been no environmental investigation, study, audit, test, review or other analysis by or on behalf of Kaiser in relation to the Business, any Real Property or the Erie Facilities which has not been delivered to Accuride prior to the date hereof.

With respect to the Erie Facilities, all of the foregoing representations contained in Section 3.12 are limited to those matters that can reasonably be expected to have a Material Adverse Effect.

          3.13 Insurance. Schedule 3.13 contains a complete and correct list of all insurance policies and bonds of Kaiser that relate in any way to the ownership or use of the Kaiser Assets or the operation of the Business, all claims filed under such insurance policies and bonds since January 1, 1993 and all loss-runs with respect to such insurance policies and bonds since January 1, 1993. All such policies are in full force and effect, all premiums due thereon have been paid and Kaiser has complied with the provisions of such policies. Since January 1, 1990, no in-surance carrier has refused any application for insurance by Kaiser with respect to any of the Kaiser Assets.

          3.14 Brokers. All negotiations relating to this Agreement, the other Ancillary Agreements and the Transactions have been carried out without the intervention of any Person acting on behalf of Kaiser in such manner as to give rise to any valid claim against Kaiser for any brokerage or finder's commission, fee or similar compensation.

          3.15 Customers and Suppliers. Schedule 3.15 contains a complete and correct list of all of the names and addresses of all customers (other than Accuride) and suppliers of Kaiser which purchased or sold goods and services in connection with the conduct by Kaiser of the Business, including without limitation Joint Venture Products, with an aggregate value of $25,000 or more in 1995 or 1996 and the amount for which each such customer was invoiced during such period.

          3.16 Disclosure. No representation, warranty or statement by Kaiser in this Agreement, any other Ancillary Agreement or any exhibit or schedule furnished or to be furnished by Kaiser pursuant hereto or thereto, or in connection with the Transactions, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

          3.17 Product Liability. Except as disclosed in Schedule 3.17 hereto, Kaiser has no knowledge of any claim against Kaiser since January 1, 1992, or the basis of any claim since January 1, 1992, for damage or injury to any Person or property suffered as a result of the manufacture, warehousing, storage, distribution and/or sale of any product or material or the performance of any service by Kaiser relating to the Business, including any claim arising out of the defective or unsafe nature, or allegedly defective or unsafe nature, of any such product, material or service.

                                     ARTICLE IV.

                      REPRESENTATIONS AND WARRANTIES OF ACCURIDE

          Accuride represents and warrants to Kaiser and the Company as follows:

          4.1 Corporate Existence, Power and Authorization. Accuride is, and prior to the Closing Date Accuride Sub will be, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and Accuride has, and prior to the Closing Date Accuride Sub will have, all requisite corporate power and authority to execute and deliver this Agreement and the other Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Accuride has all requisite corporate power and authority to conduct its portion of the Business and to own, lease or operate the properties used by it in the Business as conducted, owned, leased or operated on the date hereof and on the Closing Date. Accuride is duly qualified to do business in each jurisdiction in which the nature of its portion of the Business or the location of the assets used by it in the Business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the other Ancillary Agreements to which it is a party and the consummation of the Transactions have been, or prior to the Closing Date will have been, duly authorized by the Boards of Directors of Accuride and Accuride Sub. This Agreement has been duly executed and delivered by Accuride and constitutes, and on the Closing Date will constitute, the valid and binding obligation of Accuride enforceable against Accuride in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which affect creditors' rights and remedies generally and by principles of equity. Upon the Closing, the other Ancillary Agreements to which Accuride or Accuride Sub is a party (including all instruments of conveyance and other documents to be executed and delivered by Accuride and Accuride Sub) shall be duly executed and delivered by Accuride and Accuride Sub and shall constitute the valid and binding obligations of Accuride and Accuride Sub, enforceable against Accuride and Accuride Sub in accordance with their respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which affect creditors' rights and remedies generally and by principles of equity. Accuride has delivered or made available to Kaiser complete and correct copies of its certificate of incorporation and by-laws, as amended and in effect on the date hereof. On the date hereof, neither Accuride nor any of its Affiliates has, and on the Closing Date neither will have, any equity interest or investment in any corporation, partnership, joint ven-ture, association or other business organization involved in the Business other than as set forth on Schedule 4.1.

          4.2 No Conflicts; Consents and Approvals.  (a)  Except as set forth in
Schedule 4.2, the execution, delivery and performance of this Agreement and the other Ancillary Agreements to which it is a party and the consummation of the Transactions will not result in (i) any conflict with the certificate of incorporation or by-laws of Accuride or Accuride Sub, (ii) any breach or violation of, or default under, any Applicable Law or any mortgage, agreement, deed of trust, indenture, lease, contract or other instrument to which Accuride or Accuride Sub is a party or by which Accuride or Accuride Sub or any of their respective properties or assets (including without limitation the Accuride Assets) are bound, except any breach, violation or default which could not reasonably be expected (A) to have a Material Adverse Effect or (B) to have a material adverse effect on the ability of Accuride to perform its obligations under this Agreement or (iii) the creation or imposition of any Liens on any of the properties or assets of Accuride or Accuride Sub (including without limitation the Accuride Assets) other than Permitted Liens.

          (b) Except as set forth in Schedule 4.2, no consent, approval or authorization of, or filing with, any Governmental Authority or any other third party is required on the part of Accuride or Accuride Sub in connection with the execution and delivery of this Agreement or any other Ancillary Agreement to which it is a party or the consummation of the Transactions, other than any consents, approvals, authorizations or filings, the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect or have a material adverse effect on the ability of Accuride to perform its obligations under this Agreement.

          4.3 Governmental Authorizations; Compliance with Law. Except as otherwise set forth in Schedule 4.3, all Governmental Authorizations which are necessary for the conduct by Accuride of its portion of the Business or for the lawful consummation by Accuride or Accuride Sub of the Transactions have been obtained and are in full force and effect, or will be obtained and will be in full force and effect by the Closing Date, other than any approvals, permits, certificates, qualifications, authorizations, licenses, franchises, consents, orders and registrations, the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect. All such

Governmental Authorizations and all such Governmental Authorizations are listed on Schedule 4.3 attached hereto. Except as otherwise set forth on
Schedule 4.3, Accuride has complied in all material respects with all Applicable Laws and Governmental Authorizations applicable to Accuride in connection with the conduct of the Business or relating to any properties or assets used by it in the conduct of the Business (including without limitation the Accuride Assets). There are no proceedings pending, or to the best knowledge of Accuride, threatened which could reasonably be expected to result in the revocation, cancellation, suspension or modification of any Governmental Authorization.

          4.4 Assets. (a) The Accuride Assets constitute all assets used or held for use in connection with the sale of the Joint Venture Products (except for (w) the Accuride Excluded Contracts, (x) the Accuride Retained Inventory,
(y) accounts receivable, inventory sold or consumed, cash disposed of, prepaid expenses realized, contracts fully performed, and assets replaced by equivalent or superior assets, in each case in the ordinary course of business, and
(z) other non-material assets sold or disposed of in the ordinary course of business), and together with the benefits provided by the Ancillary Agreements, are sufficient to enable the Joint Venture to conduct the Business as presently conducted by Accuride. Accuride has the complete and unrestricted power to transfer, sell and deliver the Accuride Assets to the Company. Except as set forth on Schedule 4.4, Accuride is the owner of and has good and marketable title to all of the Accuride Assets, free and clear of all Liens, other than Permitted Liens. Following the Closing, the Company will have good and marketable title to the same, free and clear of all Liens, other than Permitted Liens.

          (b) Except as set forth on Schedule 4.4, there are no pending or, to the best knowledge of Accuride, threatened events, conditions or developments affecting the Accuride Assets which would (i) materially detract from their value or (ii) materially interfere with their present use. The tangible Accuride Assets are in good operating condition and repair, have been reasonably maintained consistent with standards generally followed in the industry and are suitable for their present uses and necessary or desirable for the conduct of the Business, except as would be reasonably discovered by a visual inspection thereof. All of the inventory included in the Accuride Assets is of good, useable and merchantable quality, not obsolete and, in the case of finished goods, is saleable in the ordinary course of the Business.

          4.5 Material Agreements. Schedule 2.2(d) contains a complete and correct list as of the date hereof of all Agreements relating to Speedline and all Agreements to which Accuride is a party, including any Agreement with any Employee, or by which it or the property or assets used by it in the conduct of the Business (including without limitation the Accuride Assets) are bound. Assuming the due authorization, execution and delivery by and capacity of the other parties thereto, each such Agreement is valid, in full force and effect, and enforceable against Accuride and, to the best knowledge of Accuride, the other parties thereto in accordance with its respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which affect creditors' rights and remedies generally and by principles of equity. Accuride has performed in all material respects the obligations required to be performed by it to date under such Agreements, and there does not exist any breach, default or event or condition which, after notice or lapse of time or both, would constitute a default thereunder by Accuride or, to the best knowledge of Accuride, by any other party thereto, other than any breaches, defaults or events or conditions which, after notice or lapse of time or both, would constitute a default, which individually or in the aggregate, would not have a Material Adverse Effect.

          4.6 Intellectual Property. Schedule 4.6 contains a complete and correct list of (i) all Intellectual Property that is owned by Accuride and that relates to or is used in the Business as conducted by Accuride (the "Accuride Owned Intellectual Property") and (ii) all written licenses and arrangements, pursuant to which Accuride uses Intellectual Property that is owned by another Person, that relate to or are used in the Business as conducted by Accuride (collectively, the "Accuride Intellectual Property Licenses," and together with Accuride Owned Intellectual Property, the "Accuride Intellectual Property"). Upon execution of the Accuride License Agreement, the Company will have the exclusive right to use all of the Accuride Contributed Intellectual Property and the non-exclusive right to use all of the Accuride Licensed Intellectual Property. All Accuride Intellectual Property Licenses are in full force and effect in accordance with their terms, and Accuride is not in default under any Accuride Intellectual Property License. There is no claim or demand of any Person pertaining to, or any proceeding, action, suit or petition which is pending or, to the best knowledge of Accuride, threatened, that challenges the rights of Accuride in respect of any Accuride Owned
Intellectual Property, or claims that any default exists under any Accuride Intellectual Property License. None of the Accuride Owned Intellectual
Property or, to the best knowledge of Accuride, the Accuride Intellectual Property Licenses is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Authority. To Accuride's knowledge, the Accuride Contributed Intellectual Property and the Accuride Licensed Intellectual Property does not infringe upon or misappropriate any Intellectual Property of any third party, and does not contain any matter that violates the property rights of, or contractual or fiduciary obligations (including but not limited to obligations of confidentiality) to, any third party. Accuride has not been notified by any Person of any claims of infringement or misappropriation of any Intellectual Property of any third party or of any violation of the property rights of, or contractual or fiduciary obligations (including but not limited to obligations of confidentiality) to, any third party.

          4.7 Litigation. Except as set forth in Schedule 4.7, as of the date hereof there are no pending or, to the best knowledge of Accuride, threatened judicial or administrative actions, proceedings or investigations which
(i) would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Business as currently conducted by Accuride or have a material adverse effect on the ability of Accuride to consummate the Transactions or (ii) question the validity of this Agreement, any other Ancillary Agreement to which Accuride or Accuride Sub is a party or any action taken or to be taken by Accuride or Accuride Sub in connection herewith or therewith.

          4.8 Taxes. There are no Taxes payable by the Company, the General Partner or Kaiser with respect to the Business as conducted by Accuride through the Closing Date or the Accuride Assets that are attributable to the periods (or portions thereof) ending before the Closing Date. None of the Accuride Assets is subject to any tax lien, other than any lien described in clause (i) of the definition of Permitted Liens.

          4.9 Employee Benefit Plans; ERISA. The Phelps Dodge 401(k) Plan is intended to be qualified under Section 401(a) of the Code and the related trust has received a favorable determination letter from the IRS as to its qualification and to the effect that such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that would adversely affect such qualification or tax-exempt status.
The Phelps Dodge 401(k) Plan has been operated and administered in all material respects in accordance with applicable laws. None of the assets of the Business are or are expected to be liable for any material amount pursuant to Section 4062, 4063, 4064, 4069, 4212 or any other liability under or pursuant to Title I or IV of ERISA or the penalty, excise or joint and several liability provisions of the Code relating to employee benefit plans. Except as otherwise disclosed, the consummation of the Transactions will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of any compensation or benefits payable to or in respect of any Accuride Employee.

          4.10 Insurance. Schedule 4.10 contains a complete and correct list of all insurance policies and bonds of Accuride that relate in any way to the ownership or use of the Accuride Assets or the operation of the Business, all claims filed under such insurance policies and bonds since January 1, 1993 and all loss-runs with respect to such insurance policies and bonds since January 1, 1993. All such policies are in full force and effect, all premiums due thereon have been paid and Accuride has complied with the provisions of such policies. Since January 1, 1990, no insurance carrier has refused any application for insurance by Accuride with respect to any of the Accuride Assets.

          4.11 Brokers. All negotiations relating to this Agreement, the other Ancillary Agreements and the Transactions have been carried out without the intervention of any Person acting on behalf of Accuride in such manner as to give rise to any valid claim against Accuride for any brokerage or finder's commission, fee or similar compensation.

          4.12 Product Liability. Except as disclosed in Schedule 4.12 hereto, Accuride has no knowledge of any claim against Accuride since January 1, 1992, or the basis of any claim since January 1, 1992, for damage or injury to any Person or property suffered as a result of the manufacture, warehousing, storage, distribution and/or sale of any product or material or the performance of any service by Accuride relating to the Business, including any claim arising out of the defective or unsafe nature, or allegedly defective or unsafe nature, of any such product, material or service.

          4.13 Disclosure. No representation, warranty or statement by Accuride or Accuride Sub in this Agreement, any other Ancillary Agreement or any exhibit or schedule furnished or to be furnished by Accuride or Accuride Sub pursuant hereto or thereto, or in connection with the Transactions, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                      ARTICLE V.

                                      CONDITIONS

          5.1 Conditions to Obligations of All Parties. The obligations of the parties to consummate the Transactions shall be subject to the fulfillment (or waiver by the parties hereto) on or prior to the Closing Date of each of the following conditions:

          (a) No Injunction. There shall not be in effect any injunction, restraining order or other similar order issued by any court or Governmental Authority of competent jurisdiction restraining or prohibiting the consummation of the Transactions and no such action shall be pending or threatened.

          (b) Consents, etc. All Governmental Authorizations and all authorizations, consents, permits and approvals from any other third party required to be obtained or made by Kaiser, Accuride or Accuride Sub in connection with the consummation of the Transactions, including, without limitation, the consents required under the Assigned Contracts or listed on Schedules 3.2 and 4.2, shall have been obtained, other than (i) any authorizations, consents, permits or approvals, the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of such party to perform its obligations under this Agreement and (ii) as set forth on Schedule 6.3. Complete and correct copies of all such approvals and consents shall have been delivered to each of Kaiser and Accuride.

          (c) Ultra-Forge Agreements. The Ultra-Forge Convertor Contract, as amended to extend the term thereof, and the Ultra-Forge Lease Agreement shall have been assigned to the Company.

          (d) Organization of the Company and General Partner. The Company shall have been duly organized and shall be validly existing as a Delaware limited partnership; the General Partner shall have been duly organized and shall be validly existing as a Delaware limited liability company; and Accuride, through Accuride Sub, and Kaiser shall have (i) duly and validly executed and delivered the Limited Liability Company Agreement and the Limited Partnership Agreement, (ii) caused the executive officers appointed in accordance with the Limited Liability Company Agreement to be duly appointed, and (iii) caused the Company to become a party to this Agreement.

          (e) Business Plan. Each party shall have agreed on the final version of the Business Plan for 1997.

          (f) No Material Adverse Change. Since the date hereof, no events shall have occurred that have had, or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.

          (g) Insurance. Appropriate levels of insurance as have been mutually agreed upon by Accuride and Kaiser prior to Closing shall have been obtained on or before the Closing Date and shall be in full force and effect on the Closing Date, and Accuride and Kaiser shall have received a certificate of an independent insurance broker or other evidence, dated the Closing Date, setting forth the insurance obtained in accordance therewith and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid (or arrangements satisfactory to Accuride and Kaiser have been made for such payment).

          (h) Support Arrangements. Each of Accuride and Kaiser shall be satisfied that other than those explicitly provided for in this Agreement and the Ancillary Agreements, no additional material support or management agreements covering resources, services, facilities or utilities required for the Company to reasonably function after Closing need to be and have not been provided for.

          (i) Labor and Employment Matters. Each of Accuride and Kaiser shall be satisfied in all material respects with arrangements for the commencement of the Company's operations, although the Company and its authorized officers, agents and representatives shall be exclusively responsible for said arrangements, including (i) the preparation of facilities at such locations to a degree sufficient for the Company to commence and maintain its operation of the Business, (ii) the determination of basic compensation, benefits, hours and working conditions for salaried and hourly employees of the Company and (iii) the Company's extension of employment offers to salaried and hourly employees and the acceptance of such offers by a number of salaried and hourly employees sufficient for the Company to commence and maintain its operation of the Business.

          5.2 Conditions to Obligations of Accuride. The obligations of Accuride to consummate the Transactions shall be subject to the fulfillment (or waiver by Accuride) on or prior to the Closing Date of each of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Kaiser contained in Article III of this Agreement and in any other Ancillary Agreement to which Kaiser is a party shall be true and correct in all material respects, at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of the Closing Date. Kaiser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and all other Ancillary Agreements to be performed or complied with by Kaiser prior to or on the Closing Date. Kaiser shall have delivered to Accuride a certificate, dated the Closing Date and signed by a duly authorized officer, to the foregoing effect.

          (b) Proceedings. All corporate proceedings of Kaiser required in connection with this Agreement, the other Ancillary Agreements and the Transactions, including without limitation all bills of sale and other documents or instruments of transfer, that, in the judgment of Accuride and its counsel, are required to effect the Transactions, shall be reasonably satisfactory in substance and form to Accuride and its counsel, and Accuride and its counsel shall have received all such documents or instruments evidencing such proceedings, certified if requested, and all such bills of sale and other documents or instruments of transfer, as they shall have reasonably requested.

          (c) Execution and Delivery of Other Ancillary Agreements. Each of the other Ancillary Agreements shall have been duly executed and delivered by all parties thereto other than Accuride and Accuride Sub.

          (d) Opinion of Counsel. Accuride shall have received from Kramer, Levin, Naftalis & Frankel, counsel for Kaiser, or from the general counsel of Kaiser, an opinion in form and substance reasonably satisfactory to Accuride and its counsel.

          (e) FIRPTA. Kaiser shall have furnished to the Company a certificate, dated as of the Closing Date and sworn to under penalty of perjury, that sets forth the name, address and federal tax identification number of Kaiser, states that it is not a "foreign person" within the meaning of
     Section 1445 of the Code, and is otherwise in the form set forth in the Treasury Regulations thereunder.

          (f) Compliance with OSHA. Accuride shall be reasonably satisfied that Kaiser has taken all actions necessary to bring the Real Property and the facilities located thereon into compliance with "confined space" regulations under the Occupational Health and Safety Act of 1970, as amended.

          5.3 Conditions to Obligations of Kaiser. The obligations of Kaiser to consummate the Transactions shall be subject to the fulfillment (or waiver by Kaiser) on or prior to the Closing Date of each of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Accuride contained in Article IV of this Agreement or in any other Ancillary Agreement to which Accuride or Accuride Sub is a party shall be true and correct in all material respects, at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of the Closing Date. Accuride or Accuride Sub shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and all other Ancillary Agreements to be per-formed or complied with by them prior to or on the Closing Date. Accuride shall have delivered to Kaiser a certificate, dated the Closing Date and signed by a duly authorized officer, to the foregoing effect.

          (b) Proceedings. All corporate proceedings of Accuride and Accuride Sub required in connection with this Agreement, the other Ancillary Agreements and the Transactions, including without limitation all bills of sale and other documents or instruments of transfer, that, in the judgment of Kaiser and its counsel, are required to effect the Transactions, shall be reasonably satisfactory in substance and form to Kaiser and its counsel, and Kaiser and its counsel shall have received all such documents or other instruments evidencing such proceedings, certified if requested, and all such bills of sale and other documents or instruments of transfer, as they shall have reasonably requested.

          (c) Execution and Delivery of Other Ancillary Agreements. Each of the other Ancillary Agreements shall have been duly executed and delivered by all parties thereto other than Kaiser.

          (d) Opinion of Counsel. Kaiser shall have received from Debevoise & Plimpton, counsel for Accuride, or from the general counsel of Phelps Dodge Corporation, an opinion in form and substance reasonably satisfactory to Kaiser and its counsel.

          (e) Union Negotiations. Kaiser shall have concluded, to its satisfaction, the "effects" negotiations with the Union with respect to the Transactions.

                                     ARTICLE VI.

                                      COVENANTS

          6.1 Covenants of Accuride and Kaiser. Each of Accuride and Kaiser covenants as follows:

          (a) Obligations of Accuride and Kaiser. Each of Accuride and Kaiser shall apply for and diligently prosecute all applications for, and shall use its best efforts to obtain, or cause to be obtained, such Governmental Authorizations and consents, authorizations and approvals from third parties, and file such notices, as shall be necessary to permit the consumma-tion of the Transactions and operations of the Business and shall use its best efforts to bring about the satisfaction as soon as practicable of all the conditions contained in Article V and to effect the consummation of the Transactions.

          (b) Publicity. No party shall issue, or shall permit any Affiliate to issue, any press releases or make any public statement concerning this Agreement or any of the Transactions without the prior approval of each other party, such approval not to be unreasonably withheld. Such approval shall not be required if, based on the advice of counsel, a party reasonably believes that issuing such press release or making such statement is necessary in order to comply with Applicable Law (but such party shall give each other party a reasonable opportunity to comment thereon, if possible).

          (c) Conduct of Business. From the date hereof until the Closing, except as otherwise contemplated by this Agreement, each of Accuride and Kaiser covenants and agrees:

               (i) to conduct its portion of the Business in the ordinary course in substantially the same manner in which it previously has been conducted and to use all reasonable efforts to preserve its present business organization and its relationships with employees, customers, suppliers and others having material business dealings with respect to the Business;

               (ii) to maintain the books of account and records of its portion of the Business in the ordinary course, consistent with past practice and applicable accounting standards;

               (iii) not to (A) assume, incur or guarantee any obligation for borrowed money, except in the ordinary course of business, (B) cancel or compromise, except for compromises of current or former trade debt in the ordinary course of business consistent with past practice, any debts owed to it, (C) waive or release any rights of material value, or (D) close any material facilities, in each case in connection with the conduct of its portion of the Business;

               (iv) not to (A) sell, transfer, lease or otherwise dispose of any of the property or assets to be transferred or leased by it to any other party or the Company pursuant to this Agreement or any other Ancillary Agreement, (B) create or permit to exist any new material Lien on any of the properties or assets used by it in the Business, or
          (C) directly or indirectly solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to (including, but not limited to, affording access to the properties, books and records of Accuride or Kaiser, as the case may be, or any of their respective Affiliates), or enter into any agreement with any Person or group of Persons concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition of assets, joint venture, partnership or other transaction (except in connection with fundamental corporate transactions, such as mergers, spin-offs and sales of substantially all of the capital stock or assets of Kaiser or Accuride or the parent corporations of either of Accuride or Kaiser) that is contemplated by the Company or that would result in (1) the transfer by either party of any assets, technology or non-public information relating to the manufacturing of the Joint Venture Products or (2) any direct or indirect equity interest by either party in any part of the business or assets of any Person engaged in the manufacturing or sale of tire molds or aluminum wheels of the type and size contemplated by the Joint Venture Products (each a "Venture Proposal"), or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing; each party shall promptly notify the other party of any inquiry from any other Person relating to a Venture Proposal and will promptly communicate to the other party the terms of any Venture Proposal that to its knowledge it or any of its directors, officers, partners, employees, agents and advisors may receive; or (D) enter into any other new material arrangement for the conduct of the Business; in each case except in the ordinary course of business or as contemplated by this Agreement;

               (v) not to enter into any lease of real property in connection with the Business;

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

               (vi) not to purchase inventory outside of the ordinary course of business in connection with the Business;

               (vii) not to enter into any noncompetition agreement which restricts the operations of the Business, except as contemplated herein or in any other Ancillary Agreement;

               (viii) not to enter into any agreement or assume or incur any liability with respect to any Employees, except as contemplated herein or in any other Ancillary Agreement or as required by law; and

               (ix) not to agree to take any action prohibited by this Section 6.1(c).

          (d) Access and Information. Accuride and Kaiser shall give each other reasonable access during normal business hours, upon notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses, to the properties, books and records of the Business as conducted by it and furnish such information and documents in its possession relating to the Business as the other may reasonably request. Each party shall promptly notify each other of any change or event having, or which could reasonably be foreseen to have, a material adverse effect on the value of the property or assets to be transferred or leased to each other or to the Company pursuant to this Agreement and any other Ancillary Agreement.

          (e) Taxes. Each of Accuride and Kaiser shall be responsible for, and shall pay or discharge when due, all Taxes that are or may become payable by the Company or its Limited Partners or chargeable as a Lien upon the property or assets to be transferred or leased to the Company by it or on its behalf and that are attributable to any period (or portion thereof) ending or event occurring prior to the Closing Date, provided that Kaiser shall be responsible for any and all such Taxes relating to the Kaiser Included Inventory.

          6.2 Covenants of Kaiser - Employee Matters. With respect to employee matters, Kaiser covenants as follows:

          (a) Active Medical and Life Insurance. Fully Eligible Kaiser Employees and Partially Eligible Kaiser

     Employees who elect Kaiser Retiree Coverage in lieu of medical and life insurance coverage under the Company's medical and welfare plans shall commencing on the effective date of their election and during the remainder of their employment with the Company, participate in the Kaiser Retiree Coverage Program.

          (b) Post-Retirement Medical and Life Insurance Benefits. Notwithstanding any other provision in this Agreement or any Ancillary Agreement, Kaiser Employees who as of the Closing Date have the requisite age plus years of service to qualify for Kaiser Retiree Coverage without having to make employee contributions ("Fully Eligible Kaiser Employees") shall, upon retirement from the Company, be entitled to Kaiser Retiree Coverage. In addition, Partially Eligible Kaiser Employees who elect Kaiser Retiree Coverage in lieu of medical and life insurance coverage under the Company's medical and welfare plans shall, upon retirement from the Company, be entitled to Kaiser Retiree Coverage.

          (c) Pension Benefits. (i) Eligibility for Benefits. Effective as of the Closing Date, Kaiser shall amend its Bargaining Unit Pension Plan to provide that upon a Bargaining Unit Kaiser Employee's retirement under the New Bargaining Unit Pension Plan for purposes of determining such Employee's eligibility for benefits under the Bargaining Unit Pension Plan, events or conditions (e.g., disability or layoff) occurring while an employee of the Company and all periods of service with the Company shall be counted; provided, however, in no event shall such Bargaining Unit Kaiser Employee be entitled to (x) a Special Retirement Payment, (y) commence benefits prior to retirement from the Company under the New Bargaining Unit Pension Plan, or (z) Kaiser Retiree Coverage, on account of counting such Company service or considering such events or conditions. Also, in no event shall such service with the Company be considered in determining the amount of benefits such Bargaining Unit Kaiser Employee shall be entitled to under the Bargaining Unit Pension Plan.

          (ii) Special Disability Supplements. Effective as of the Closing Date, Kaiser shall amend its Bargaining Unit Pension Plan to provide that the amount of any disability supplement payable to a Bargaining Unit Kaiser Employee as a result of retiring under Section 2.2 of the Bargaining Unit Pension Plan shall be equal to the disability supplement determined under the

     Kaiser Bargaining Unit Pension Plan, as in effect on the Closing Date, multiplied by a fraction, the numerator of which is the Bargaining Unit Kaiser Employee's years of service with Kaiser prior to the Closing Date (as determined under the Bargaining Unit Pension Plan) and the denominator of which is the Employee's years of service with Kaiser prior to the Closing Date (as determined under the Bargaining Unit Pension Plan) and the Company after the Closing Date (as determined under the New Bargaining Unit Pension Plan before giving effect to the last sentence in Section 6.6(a)(i)). Kaiser shall provide the Company with such information concerning a Bargaining Unit Kaiser Employee's eligibility for such disability supplements as may be reasonably requested by the Company to determine such Employee's eligibility for and amount of the supplements payable under the Bargaining Unit Pension Plan.

          (iii) Special Retirement Payment. Effective as of the Closing Date, Kaiser shall amend its Bargaining Unit Pension Plan to provide that each Bargaining Unit Kaiser Employee who, as of the Closing Date, is not eligible to receive the Special Retirement Payment and (i) subsequently qualifies for a Special Retirement Payment from the New Bargaining Unit Pension Plan upon retirement from the Company, and (ii) also qualifies for a pension from the Bargaining Unit Pension Plan, shall be eligible to receive from the Bargaining Unit Pension Plan upon his retirement from the Company the first three monthly pension payments paid in a lump sum.

          6.3 Covenants of Kaiser - Environmental Matters. With respect to environmental matters, Kaiser covenants as follows:

          (a) Kaiser shall be solely responsible for all expenditures set forth in the Environmental Compliance Plan attached as Schedule 6.3 (the "Environmental Compliance Plan"). In the event that any expenditures are required in excess of the amounts set forth in the Environmental Compliance Plan, the Company shall be solely responsible for any such excess amounts.

          (b) To the extent that any capital expenditures relating to wastewater pretreatment are necessary after the Closing Date to cause any properties or assets used in the conduct of the Business to be in compliance with any and all requirements of Environmental Laws, existing and future, Kaiser shall be solely responsible for such capital expenditures, except to the extent that: (i) Kaiser can demonstrate that any capital expenditures will be increased by the operations of the Business above the level of such capital expenditures that would otherwise be required because of Kaiser's remaining operations at the Erie Facilities, in which case the Company will be responsible for any additional capital expenditures; or (ii) such capital expenditures are incurred in connection with construction on or about the Real Property, in which case the Company will be solely responsible for such expenditures.

          (c) To the extent that expenditures are necessary after the Closing Date to remove and dispose of asbestos containing material existing prior to the Closing Date at, on, under or in the Real Property or the Erie Facilities, Kaiser shall be solely responsible for such expenditures to the extent such expenditures are necessary to bring the Real Property and the Erie Facilities into compliance with Environmental Laws ("ACM Expenditures"), and to the extent such expenditures are not incurred as a result of construction, renovation or demolition activities undertaken by or on behalf of the Company.

          (d) Kaiser will notify the Company upon obtaining knowledge of the following environmentally related events at the Erie Facilities: (i) any Releases of Hazardous Substances required to be reported under any Environmental Law where such a Release could reasonably be expected to have a Material Adverse Effect on the Erie Property; or (ii) changes in operations that could materially increase the likelihood of a Release of Hazardous Substances to the Erie Property.

          (e) With respect to environmental matters, Kaiser covenants that before the Closing Date, it will inspect the Pits, implement any necessary repairs to ensure their integrity, and develop an operations and maintenance plan for maintaining their integrity, subject to the Company's approval; such operations and maintenance plan will be attached hereto as
     Schedule 6.3(a).

          6.4 Covenants of Kaiser - Phase I Improvements:

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

With respect to the Phase I Improvements, Kaiser shall be solely responsible for the payment of any and all amounts due to complete the Phase I Improvements set forth on Schedule 1 (regardless of the costs set forth on the attachments thereto) including (a) capital expenditures plus (b) all compensation costs incurred by the Company in connection with the use of employees of the Company to install and de-bug such improvements, and shall pay such amounts promptly upon receipt of appropriate documentation of expenditures for the Phase I Improvements from the Company.

          6.5 Covenants of the Company - Environmental Matters. With respect to environmental matters, the Company covenants as follows:

          (a) To the extent that construction, renovation or demolition activities undertaken by or on behalf of the Company result in ACM Expenditures, the Company shall be solely responsible for them.

          (b) The Company will notify Kaiser upon obtaining knowledge of the following environmentally related events arising in connection with the
     Business: (i) any Releases of Hazardous Substances required to be reported under any Environmental Law where such a Release could reasonably be expected to have a Material Adverse Effect on the Erie Facilities or the Erie Property; or (ii) changes in operations of the Business that could materially increase the likelihood of a Release of Hazardous Substances to the Erie Facilities or the Erie Property.

          (c) The Company will comply with the operations and maintenance plan for the Pits as set forth in Schedule 6.3(a).

          (d) The Company will use its best efforts to comply with and implement, under the direction of Kaiser, the Environmental Compliance Plan. The Company will provide Kaiser with copies of all invoices, notices, reports and records relating to its compliance with, and implementation of, the Environmental Compliance Plan and shall not take any action with respect to such compliance or implementation to which Kaiser shall reasonably object.

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


          6.6 Covenants of the Company - Employee Matters. The Company covenants as follows:

          (a)  Pension Plan - Bargaining Unit Kaiser Employees.

          (i)(1) General. Effective on the Closing Date, each Bargaining Unit Kaiser Employee who is a participant in the Kaiser Aluminum Erie Pension Plan (the "Bargaining Unit Pension Plan") shall cease to be an active participant in such Plan and shall commence participation in a defined benefit-type plan intended to satisfy the requirements of Section 401(a) of the Code established by the Company (the "New Bargaining Unit Pension Plan"), the terms of which will be substantially similar to those in the Bargaining Unit Pension Plan as of the date hereof, including, without limiting the foregoing, a pension factor of $24 per month per year of service. Except as otherwise provided in this Section 6.6(a), the New Bargaining Unit Pension Plan will recognize the service of each Bargaining Unit Kaiser Employee with Kaiser prior to the Closing Date to the extent credited under the terms of the Bargaining Unit Pension Plan as in effect on the date hereof solely for purposes of determining the Employee's eligibility to participate in the New Bargaining Unit Pension Plan and eligibility for a particular benefit available under such Plan but not for purposes of calculating the amount of benefits for such Employees.

          (ii) Special Retirement Payment.

               (x) Eligible on the Closing Date. Any Bargaining Unit Kaiser Employee who is eligible on the Closing Date to retire under the Bargaining Unit Pension Plan and receive a special retirement payment, calculated as described in Section 2.7 of the Bargaining Unit Pension Plan (such special retirement pension payment from the Bargaining Unit Pension Plan and a similar payment from the New Bargaining Unit Pension Plan, but based on rates of vacation pay in effect on or about retirement from the Company shall be referred to as the "Special Retirement Payment") in effect on the Closing Date, and who elects to receive such Special Retirement Payment at any time prior to retirement from the Company either shall not receive a Special Retirement Payment from the New Bargaining Unit Pension Plan or shall receive a Special Retirement Payment that is reduced by the amount of the Special Retirement Payment received from the Bargaining Unit Pension Plan plus interest, as provided in the New Bargaining Unit Pension Plan. If such Bargaining Unit
          Kaiser Employee does not elect to receive such Special Retirement Payment from the Bargaining Unit Pension Plan prior to retirement from the Company, then he shall be entitled to a Special Retirement Payment from the New Bargaining Unit Pension Plan and the
          Bargaining Unit Pension Plan upon his retirement from the Company after the Closing Date. The Special Retirement Payment due from the New Bargaining Unit Pension Plan shall equal the amount determined under the New Bargaining Unit Pension Plan using the Employee's wage rates in effect at retirement from the Company less sum of (i) the amount payable from the Bargaining Unit Pension
          Plan, plus (ii) interest if the Special Retirement Payment from the Bargaining Unit Pension Plan was made more than three months before the Special Retirement Payment from the New Bargaining Unit Pension Plan, as provided in the New Bargaining Unit Pension Plan.

               (y) Not Eligible on the Closing Date. Any Bargaining Unit Kaiser Employee who is not eligible on the Closing Date to retire under the Bargaining Unit Pension Plan and receive the Special Retirement Payment and who, upon his retirement from the Company, is eligible for a Special Retirement Payment under the New Bargaining Unit Pension Plan, shall receive a Special Retirement Payment from the New Bargaining Unit Retirement Plan less the lump sum amount referred to in Section 6.2(c)(iii).

          (iii) Special Disability Supplements. Notwithstanding any other provision in the Agreement, the amount of any special disability supplements payable to any Bargaining Unit Kaiser Employee under the New Bargaining Unit Pension Plan as a result of retiring under a provision similar to Section 2.2 of the Bargaining Unit Pension Plan in effect on the Closing Date shall be equal to the disability supplement determined under the New Bargaining Unit Pension Plan multiplied by a fraction the numerator of which is the Bargaining Unit

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

     Kaiser Employee's years of service with the Company after the Closing Date (as determined under the New Bargaining Unit Pension Plan before giving effect to the last sentence in Section 6.6(a)(i)) and the denominator of which is the Employee's years of service with the Company after the Closing Date and Kaiser before the Closing Date (as determined under the applicable Plan and, in the case of the New Bargaining Unit Pension Plan, before giving effect to the last sentence in Section 6.6(a)(i)).

          (b) Pension Plan - Salaried Employees. Effective on the Closing Date, each Salaried Kaiser Employee who is a participant in the Kaiser Aluminum Salaried Employees Retirement Plan (the "KRP") and each Accuride Employee who is a participant in the Phelps Dodge Retirement Plan (the "Phelps Dodge Retirement Plan") shall cease to be an active participant in such Plan and shall be eligible to commence participation in a defined benefit-type plan, intended to qualify under Section 401(a) of the Code established by the Company (the "New Salaried Pension Plan"), the terms of which (but not the form) will be substantially similar to those in the KRP as of the date hereof provided, however, that the special 70/80 benefit contained in the Phelps Dodge Retirement Plan shall be included in the New Salaried Pension Plan and the "full early retirement" provision will only apply to Kaiser Employees. The New Salaried Pension Plan will recognize the service of each Salaried Employee with Kaiser and Accuride, as the case may be, prior to the Closing Date, to the extent such service was recognized under the terms of the KRP and the Phelps Dodge Retirement Plan, for all purposes, including eligibility to participate, eligibility for benefits and calculating the amount of benefits subject to any applicable non-discrimination requirements of the Code. Notwithstanding the foregoing, the amount of any benefit payable to a Salaried Employee from the New Salaried Pension Plan shall be reduced by the amount of any benefit payable to such Employee from the KRP or the Accuride Pension Plan, as the case may be.

          (c) 401(k) Plan - Bargaining Unit Employees. Effective on the Closing Date, each Bargaining Unit Kaiser Employee who is a participant in the Kaiser Aluminum Hourly Employee Savings Plan (the "Bargaining Unit 401(k) Plan") shall cease to be an active participant in the Bargaining Unit 401(k) Plan and, within

     90 days following the Closing Date, shall be eligible to commence participation in a plan intended to qualify under Sections 401(a) and 401(k) of the Code, to be established by the Company (the "New Bargaining Unit 401(k) Plan"), the terms of which will be substantially similar to those of the Bargaining Unit 401(k) Plan as in effect on the date hereof, including the same investment options available under the Bargaining Unit 401(k) Plan on the date hereof. As soon as practicable after the Closing Date, Kaiser shall have its Bargaining Unit 401(k) Plan transfer, in one or more transfers, an amount in cash equal to the account balances of the Bargaining Unit Kaiser Employees in such plan to the New Bargaining Unit 401(k) Plan in accordance with the legal requirements of ERISA. In the event any Bargaining Unit Kaiser Employee has an outstanding loan under the Bargaining Unit 401(k) Plan on the Closing Date, upon receipt of the appropriate payroll authorization form, the Company shall deduct from the monthly pay of such Employee, until the transfer of such loan is completed, the amount of the loan payment and transmit such monthly payment to the Bargaining Unit 401(k) Plan. In the event any Bargaining Unit Kaiser Employee returns to Kaiser, the Company shall have its New Bargaining Unit 401(k) Plan transfer, in one or more transfers, an amount in cash equal to the account balances of such Employee in the New Bargaining Unit 401(k) Plan to the Bargaining Unit 401(k) Plan in accordance with the legal requirements of ERISA. All matching or other contributions to the Bargaining Unit Kaiser Employees' accounts under the Bargaining Unit 401(k) Plan required to be made by Kaiser on account of the period through the Closing Date shall be made by Kaiser within the time prescribed by law.

          (d) 401(k) Plan - Salaried Employees. Effective on the Closing Date, each Salaried Kaiser Employee who is a participant in the Kaiser Aluminum Supplemental Savings and Retirement Plan (the "Kaiser 401(k) Plan") and each Accuride Employee who is a participant in the Phelps Dodge Employee Savings Plan (the "Phelps Dodge 40l(k) Plan") shall cease to be an active participant in such Plans and, within 90 days following the Closing Date, shall commence participation in a defined contribution-type plan, intended to qualify under Section 401(a) and 401(k) of the Code, established by the Company (the "New 401(k) Plan"), the substantive features of which are substantially similar to the

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

     substantive features of the Kaiser 401(k) Plan as in effect on the date hereof, including the same investment options and matching contribution formula. As soon as practicable after the Closing Date, Kaiser shall have its Kaiser 401(k) Plan transfer (in one or more transfers including subsequent transfers of matching contributions, if any, promptly after they have been contributed to the Kaiser 401(k) Plan) an amount in cash equal to the account balances of the Salaried Kaiser Employees in such plan to the New 401(k) Plan in accordance with the legal requirements of ERISA. As soon as practicable after the Closing Date, Accuride shall have the Phelps Dodge 401(k) Plan transfer (in one or more transfers including subsequent transfers of matching contributions, if any, promptly after they have been contributed to the Phelps Dodge 401(k)
     Plan) an amount in cash equal to the account balances of those Accuride Employees in such plan who elect a transfer to the New 401(k) Plan, in accordance with the legal requirements of ERISA. In the event any Kaiser Salaried Employee or Accuride Employee has an outstanding loan under the Kaiser 401(k) Plan or the Phelps Dodge 401(k) Plan on the Closing Date upon receipt of the appropriate payroll deduction form, the Company shall deduct from the monthly pay of such Employee each month, until the transfer of such loan is completed, the amount of the loan payment and transmit such monthly payment to the applicable plan. All matching or other contributions to the Salaried Employees' accounts under the Kaiser 40l(k) Plan and the Accuride 401(k) Plan required to be made by Kaiser or Accuride, as the case may be, on account of the period through the Closing Date shall be made by Kaiser or Accuride, as the case may be, within the time prescribed by law.

          (e) Welfare Benefits - Bargaining Unit Kaiser Employees. Coverage for the Bargaining Unit Kaiser Employees under the welfare and fringe benefits plans or programs maintained by Kaiser, including but not limited to life insurance, medical and dental plans, shall continue until the Closing Date and shall be the responsibility of Kaiser until such date. Except as provided in Section 6.6(g) of this Agreement, effective on the Closing Date, the Bargaining Unit Kaiser Employees (other than the Fully Eligible Kaiser Employees and the Partially Eligible Kaiser Employees who have elected Kaiser Retiree Coverage in lieu of coverage under the Company's medical and life insurance plans) shall participate in medical, dental, and life insurance plans maintained by the Company, providing comparable coverage to that in effect under Kaiser's plans on the date hereof. Notwithstanding the foregoing, and whether or not such Employee has elected Kaiser Retiree Coverage, each Bargaining Unit Kaiser Employee shall, effective as of the Closing Date, participate (i) in a dental plan maintained by the Company providing comparable coverage to the dental plan in effect under Kaiser's dental plan on the date hereof, and (ii) in the medical and life insurance plans maintained by the Company referred to in this
     Section 6.6(e) until the effective date of their election for Kaiser Retiree Coverage. Notwithstanding the foregoing, Kaiser shall be responsible for the payment of benefits under applicable worker's compensation laws for claims for continuing treatment which are incurred on or after the Closing Date in respect of any accident or illness which initially occurred prior to the Closing Date.

          (f) Welfare Benefits - Salaried Employees. Coverage for the Salaried Employees under the welfare and fringe benefit plans or programs maintained by Kaiser and Accuride, including but not limited to life insurance, severance, medical, dental, vision and long-term disability, shall continue until the Closing Date, and shall be the responsibility of Kaiser and Accuride, as the case may be, until such date. Except as provided in
     Section 6.6(g) of the Agreement, effective on the Closing Date, the Salaried Employees shall participate in welfare and fringe benefit plans maintained by the Company providing substantially comparable coverage to that in effect under the Kaiser Plans as of the date hereof, provided, however, that the Company shall not be required to establish a flexible benefits plan. Notwithstanding the foregoing, Kaiser and Accuride shall be responsible for the payment of benefits based on occurrences prior to the Closing Date except that the Company shall be responsible for the payment of benefits for claims for continuing treatment which are incurred on or after the Closing Date in respect of any accident or illness, which initially occurred prior to the Closing Date other than workmen's compensation laws.

          (g) Post-Retirement Medical and Life Insurance Benefits. (i) Notwithstanding any other provision in this Agreement or any Ancillary Agreement, the Company

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

     shall provide post-retirement medical and life insurance coverages, in a manner and form substantially similar to the Kaiser Retiree Coverage in effect as of the Closing Date, to all Kaiser Employees other than Fully Eligible Kaiser Employees and Partially Eligible Kaiser Employees who have elected Kaiser Retiree Coverage in lieu of coverage under the Company's medical and life insurance plans. In addition, the Company shall recognize for all purposes under such post-retirement medical and life insurance coverages all service of each such Kaiser Employee with Kaiser prior to the Closing Date to the extent credited under the Kaiser Retiree Coverage program as of the Closing Date. In the event there is ever a question as to whether such Company provided post-retirement medical coverage is primary or secondary to any Kaiser Retiree Coverage that may be available, such Company provided post-retirement medical coverage shall always be considered primary unless the individual elected Kaiser Retiree Coverage in lieu of coverage under the Company's medical and life insurance plans.

          (ii) All Fully Eligible Kaiser Employees (who have not elected Kaiser Retiree Coverage) shall, upon their retirement from the Company, cease participation in the Company's medical and welfare plans, except as otherwise required by law.

          (h) Effective on the Closing Date, each Bargaining Unit Kaiser Employee who is a participant in the Kaiser Aluminum Erie SUB Plan ("Kaiser SUB Plan") shall cease to be a participant in the Kaiser SUB Plan and shall commence participation in a supplemental unemployment benefits plan established by the Company (the "Company SUB Plan"), the substantive provisions of which shall be identical to the substantive provisions of the Kaiser SUB Plan as in effect on the date hereof except as noted in the next sentence. The Company agrees that (i) the initial Maximum Benefit Limit under the Company SUB Plan shall be the product of the hours worked determined under Section 2.7(v)(a) multiplied by 23 cents, (ii) the Available Benefit Limit for the first month for which the SUB Plan is in effect shall equal the amount determined under Section 2.7(v), and (iii) the Available Benefit Limit under the Company SUB Plan for subsequent months after the Closing Date shall be adjusted as provided in the Company SUB Plan. Hours worked for Kaiser shall be considered to be hours worked for the Company in calculating the Maximum

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

     Benefit Limit and Available Benefit Limit under the SUB Plan.

          (i) Effective on the Closing Date, each Salaried Kaiser Employee and each Accuride Employee shall cease to be a participant in the Kaiser Aluminum Termination Payment and Benefits Plan Continuation Policy (the "Kaiser Severance Plan") and the Accuride Corporation Separation Pay Plan (the "Accuride Severance Plan"), respectively, and shall commence participation in a severance plan established by the Company (the "Company Severance Plan"), the provisions of which shall be substantially the same as the provisions of the Kaiser Severance Plan in effect on the date hereof. Such Company Severance Plan shall recognize for all purposes the service of each Kaiser Salaried Employee with Kaiser and of each Accuride Employee with Accuride to the extent such service was recognized, as of the Closing Date, under the terms of the Kaiser severance plan or the Accuride severance plan, as applicable.

          (j) Vacation. The Company shall establish vacation programs for Kaiser and Accuride Employees with provisions substantially the same as Kaiser's vacation programs in effect on the date hereof. The Company and its vacation programs shall have full responsibility for paying all vacation benefits referred to in Section 2.7(iv) to each such Employee to the extent of vacation not taken prior to the Closing Date. Such Company vacation programs shall recognize for all purposes the service of each Kaiser Employee with Kaiser and of each Accuride Employee with Accuride to the extent such service was recognized, as of the Closing Date, under the Kaiser vacation programs or the Accuride vacation program, as applicable.

          (k) Fees and Disbursements. The Company and not Accuride or Kaiser shall be responsible for the fees and disbursements of Seyfarth, Shaw, Fairweather & Geraldson relating to the negotiations with the Union in connection with the transactions contemplated herein.

          (l) Kaiser Retiree Coverage Payment. The Company shall pay Kaiser on the tenth day following the end of each month an amount equal to (i) Kaiser's cost for such month of providing Kaiser Retiree Coverage to each Fully Eligible Kaiser Employee and each Partially Eligible Kaiser Employee who has elected Kaiser Retiree
                                       66

          Coverage in lieu of medical and life insurance coverage under the Company's medical and welfare plans, less (ii) any employee contributions received by Kaiser from each such Employee relating to Kaiser Retiree Coverage for such month. Such payments by the Company for each such Employee shall be made to Kaiser commencing for the month in which the Employee's election of Kaiser Retiree Coverage first becomes effective and continuing each month thereafter until and including the month in which each such Employee retires from the Company under the terms of the New Bargaining Unit Pension Plan, irrespective of when such Employee elects his pension under the New Bargaining Unit Pension Plan to commence, or dies. For the purposes of this Section 6.6(l), Kaiser's "cost" shall be determined on the same basis as the "cost" of any other hourly Kaiser retiree who retired from the Erie location with the same level of coverage.

          6.7 Speedline Agreements. As soon as practicable, but in no event later than 30 days following the Closing, Accuride shall use its best efforts to cause Speedline Alumina S.p.A. ("Speedline") to authorize Accuride to transfer and assign all of its right, title and interest in and to the Speedline Agreements to the Company on commercially reasonable terms (the "Assignment").
A representative of the Company selected by Kaiser shall be entitled to participate in all discussions between Accuride and Speedline relating to the Assignment and the Speedline Agreements. If Speedline does not authorize the Assignment, Accuride shall terminate the Speedline Agreements at the first opportunity available to it under the terms of the Speedline Agreements, provided that the Company at that time has the capacity to manufacture or to arrange for the manufacture of cast aluminum wheels on a commercially reasonable basis at a level provided to Accuride under the Speedline Agreements; provided, however, that at the time of any such opportunity to terminate Kaiser and Accuride shall reconsider the requirements imposed by this sentence in light of the current business plans of the Company. If Speedline authorizes the Assignment, Accuride and the Company shall enter into a separate agreement to set forth their respective rights and obligations relating to the Assignment, which shall include such terms and conditions as the Company and Accuride shall reasonably and in good faith determine, taking into consideration, among other factors, the rights and obligations associated with Accuride's interest in the Speedline Agreements; it being understood that any such agreement shall provide for the reimbursement to Accuride of the amount of the Advance Payment (as defined in the letter, dated June 1, 1996, between Speedline and Accuride (the "Speedline Letter")) remaining to be paid under the Speedline Letter and any Bonus (as defined in the Speedline Letter) paid by Speedline thereunder, as such amounts are paid by Speedline from time to time. Any determination by the Company to accept the Assignment shall be subject to the sole approval of Kaiser. If Kaiser determines the Company shall not accept the Assignment, Accuride shall be entitled to maintain its relationship with Speedline upon terms and conditions no more favorable than those offered and available to the Company pursuant to the Assignment;
provided, however, that nothing herein shall prevent Accuride from fulfilling its contractual obligations under the Speedline Agreements. Until a transfer of the Speedline Agreements to the Company, (a) to the extent prohibited by the Speedline Agreements, the Company shall not design, manufacture, market or sell cast aluminum wheels and (b) Accuride shall be permitted to fulfill its contractual obligations under the Speedline Agreement. Subject to the foregoing provisions of this Section 6.7, the Company shall permit Accuride to use, at no cost or charge of any kind to Accuride, the Accuride
Intellectual Property contributed or licensed to the Company pursuant to this Agreement and the Accuride License Agreement for the purpose of marketing, selling or leasing Joint Venture Products manufactured and sold pursuant to the Speedline Agreements.

          6.8 Accuride Excluded Contracts. With respect to each of the Accuride Excluded Contracts and the Accuride Contracts, Accuride covenants as follows:

          (a) Accuride shall not amend, modify, terminate or waive any of the terms or conditions of any of the Accuride Excluded Contracts or any of the Accuride Contracts, insofar as such terms or conditions relate to aluminum wheels or to the extent that any amendment, modification, termination or waiver of any terms or conditions of any Accuride Excluded Contract or Accuride Contact relating to steel wheels could affect the relevant terms and conditions relating to aluminum wheels, without, in each case, the prior approval of the General Partner pursuant to Section 6.4 of the Limited Liability Company Agreement.

          (b) (i) Any renewal or extension following the Closing Date of any of the Accuride Excluded Contracts or the Accuride Contracts shall be negotiated and entered into between the Joint Venture and the relevant contracting party and (ii) any new contract, arrangement or agreement entered into following the Closing Date with respect to aluminum wheels shall be negotiated and entered into between the Joint Venture and the relevant contracting party.

          (c) Accuride shall use its best efforts to transfer to the Joint Venture by December 31, 1997 (i) the Comprehensive Supply Agreement dated as of May 1, 1996 between Accuride and Navistar International Transportation Corporation ("Navistar") and (ii) the Three Year Service Agreement dated as of September 25, 1996 between Accuride and Navistar. Accuride shall transfer all of the other Accuride Excluded Contracts other than the Speedline Agreements, and all of its remaining right, title and interest in, to and under the Accuride Contracts to the Joint Venture no later than December 31, 1997.


                                     ARTICLE VII.

                                   INDEMNIFICATION

          7.1 Indemnification. (a) Kaiser shall indemnify and hold harmless each of the Company, Accuride, Accuride Sub and their respective control persons (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations thereunder), directors, officers, employees and agents, and the successors and assigns of each of the foregoing, from and against any and all losses, liabilities, damages, claims, costs and expenses whatsoever (including without limitation legal and consultant fees and expenses and any court costs), as incurred, whether or not resulting from third party claims (each, a "Claim," and collectively, "Claims"), arising out of, resulting from or attributable to (i) the conduct of the Business by Kaiser, and the ownership, possession and use of the Kaiser Assets, the Kaiser Included Inventory, the Kaiser Excluded Assets and Excluded Inventory and the Real Property, prior to the Closing Date (other than an Assumed Liability), including without limitation
(A) all Claims relating to Kaiser Employees (including workers' compensation, benefits and compensation), to the extent attributable to services or activities preceding the Closing in connection with their employment by Kaiser (including, without limitation, such conditions to the extent shown on the Medical Examinations), except to the extent of the liabilities underlying the Claims assumed by the Company or its benefit plans pursuant to Article VI hereof,
(B) all Taxes payable with respect to the Business as conducted by Kaiser prior to the Closing or the ownership of the Kaiser Assets, the Kaiser Included Inventory, the Kaiser Excluded Inventory or the Real Property that are attributable to the periods ending prior to the Closing, (C) subject to clause
(d) below, all product liability and warranty claims for products sold by Kaiser prior to the Closing Date, (D) all obligations for the payment for products purchased, or services received, prior to the Closing Date, pursuant to the Kaiser Contracts or arising out of the accounts payable of Kaiser outstanding at the Closing Date, (E) all Claims arising out of any breach or asserted breach of any Kaiser Contract or customer relationship, or any related tort claim, in each case attributable to conduct preceding the Closing, and (F) all Claims for infringement by Kaiser of rights of others in the Kaiser Intellectual Property attributable to conduct preceding the Closing; (ii) any and all existing and future environmental Claims including, without limitation, any costs of clean-up associated with the Real Property or the Erie Facilities, or any costs of cleanup associated with other properties to the extent it is alleged that contamination of other properties is a result of activities at the Real Property or the Erie Facilities, (A)(1) except to the extent such claims, losses and liabilities are solely caused by or solely arise from any action by the Company or in connection with the conduct of the Business of the Company, in which case the Company shall be solely responsible; or (2) except to the extent that Kaiser can demonstrate that any claims, losses and liabilities associated with contamination are due solely to the Company's failure to maintain and use the Pits in accordance with Section 6.3 of this Agreement, in which case Kaiser and the Company shall be responsible for their appropriate share of such claims, losses and liabilities; or (3) except to the extent that claims, losses and liabilities, other than those associated with contamination of the Pits, arise from both the actions of the Company and Kaiser, or the conduct of the Business by either of them, in which case both the Company and Kaiser shall be responsible for their appropriate share of such claims, losses and liabilities; or (B) to the extent that any fines or penalties are assessed or threatened against the Company during the period in which the Environmental

Compliance Plan is being implemented, Kaiser shall indemnify the Company for such fines or penalties, including any associated legal and consultant fees and expenses and any court costs, in an amount not to exceed $1,000,000;
(iii) all Claims relating to (A) severance benefits (constructive or otherwise) by a Kaiser Employee arising out of or in connection with the Transactions; (B) any Claims for the Special Retirement Payments under the Bargaining Unit Pension Plan; (C) any Claims for Kaiser Retiree Coverage by a Fully Eligible Kaiser Employee or a Partially Eligible Kaiser Employee who elected Kaiser Retiree Coverage in lieu of coverage under the Company's medical and life insurance plans for active employees; (iv) all Claims attributable to the Kaiser Excluded Assets and Excluded Inventory; (v) all Claims attributable to the conduct by Kaiser of businesses other than the Business at the Erie Property and the Erie Facilities; (vi) any breach by Kaiser of any of its covenants or obligations contained in this Agreement or in any of the other Ancillary Agreements to which it is a party; and (vii) any breach by Kaiser of, or any inaccuracy in, any representation or warranty made by Kaiser in this Agreement or in any of the other Ancillary Agreements to which it is a party; provided that Kaiser shall not be responsible for any Claims pursuant to clause (ii) of this Section 7.1(a) which arise out of, result from or are attributable to any breach under the Erie Lease Agreement by the Company.

          (b) Accuride shall indemnify and hold harmless each of the Company, Kaiser and their respective control persons (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations thereunder), directors, officers, employees and agents, and the successors and assigns of each of the foregoing, from and against any and all Claims arising out of, resulting from or attributable to (i) the conduct of the Business by Accuride, and the ownership, possession and use of the Accuride Assets and the Accuride Retained Inventory prior to the Closing Date (other than an Assumed Liability), including without limitation (A) all Claims relating to Employees of Accuride (including workers' compensation, benefits and compensation), to the extent attributable to services or activities preceding the Closing in connection with their employment by Accuride, except those Claims assumed by the Company pursuant to Article VI hereof, (B) all Taxes payable with respect to the Business as conducted by Accuride prior to the Closing or the ownership of the Accuride Assets or the Accuride Retained Inventory that are attributable to the periods ending prior to the Closing, (C) subject to clause

(d) below, all product liability and warranty claims for products sold by Accuride prior to the Closing Date, (D) all obligations for the payment for products purchased or services received pursuant to the Accuride Contracts or arising out of the accounts payable of Accuride outstanding at the Closing Date, (E) all Claims arising out of any breach or asserted breach of any Accuride Contract or customer relationship, or any related tort claim, in each case attributable to conduct preceding the Closing and (F) all Claims for infringement by Accuride of rights of others in the Accuride Intellectual Property attributable to conduct preceding the Closing; (ii) any breach by Accuride of any of its covenants or obligations contained in this Agreement or in any of the other Ancillary Agreements to which it is a party; and (iii) any breach by Accuride of, or any inaccuracy in, any representation or warranty made by Accuride in this Agreement or in any of the other Ancillary Agreements to which it is a party.

          (c) The Company shall indemnify and hold harmless Kaiser, Accuride, Accuride Sub and their respective control persons (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations thereunder), directors, officers, employees and agents, and the successors and assigns of each of the foregoing, from and against any and all Claims arising out of, resulting from or attributable to (i) the conduct of the Business by the Company on and after the Closing Date; (ii) any breach by the Company of any of its covenants or obligations contained in this Agreement or in any of the other Ancillary Agreements to which it is a party; and (iii) any breach by the Company of, or any inaccuracy in, any representation or warranty made by the Company in any of the Ancillary Agreements to which it is a party.

          (d) Notwithstanding the foregoing, all product liability and warranty Claims arising out of, resulting from or attributable to Joint Venture Products sold by Kaiser and Accuride prior to the Closing Date shall be apportioned between Accuride and Kaiser in accordance with the Amended and Restated Aluminum Supply Agreement, dated as of October 30, 1995, between Kaiser and Accuride (the "Amended and Restated Aluminum Supply Agreement").

          7.2 Indemnification Procedures. For purposes of this Section 7.2, the party seeking indemnification shall be known as the "Indemnified Party" and the party from whom indemnification is sought shall be known as the "Indemnifying Party." As soon as reasonably practicable after receipt by

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

an Indemnified Party of notice of any Claim in respect of which an Indemnifying Party may be liable under Section 7.1, the Indemnified Party shall give notice thereof to the Indemnifying Party, setting forth in reasonable detail the facts and circumstances pertaining thereto, but the failure to give such notice shall not relieve the Indemnifying Party of its obligations under this Article 7 unless and to the extent that the Indemnifying Party is prejudiced by such failure. In the event that the Claim arises out of or results from a claim by any third party, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the defense of, and subject to the consent of the Indemnified Party, which shall not be unreasonably withheld, in each case settle or otherwise dispose of such claim by counsel reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party may participate in such defense by counsel of its own choice, but the fees, expenses and other charges of such counsel will be solely for the account of the Indemnified Party, unless: (a) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, (b) there is a conflict or potential conflict (based on advice of counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party) between the Indemnified Party and the Indemnifying Party, or (c) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, and provided, further, that the Indemnified Party shall be entitled to control such defense jointly with the Indemnifying Party in the case of any litigation referred to in clause (b) of the immediately preceding proviso to this sentence. Without the prior written consent of each Indemnified Party (or of each Indemnifying Party if the Indemnified Party is defending such third party claim), which consent shall not be unreasonably withheld, the Indemnifying Party (or Indemnified Party, as the case may be) shall not consent to the entry of any judgment or enter into any settlement that does not include an unconditional release of each Indemnified Party (or Indemnifying Party) from all liabilities in respect of such Claims. The Indemnifying Party shall pay for any Claim promptly in cash once its responsibility has been established.

          7.3 Third-Party Beneficiaries. Any Indemnified Party not party to this Agreement shall be a third-party beneficiary of this Agreement for purposes of this Article VII.

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

                                    ARTICLE VIII.

                                    MISCELLANEOUS

          8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          (i) By the written agreement of Accuride and Kaiser;

          (ii) By either Accuride or Kaiser upon notice to each other party if the Closing has not occurred on or prior to May 1, 1997, or such later date as may be approved by Accuride and Kaiser;

          (iii) By either Accuride or Kaiser after written notice to the party in breach if there has been a material breach of any representation, warranty, covenant or agreement on the part of such party in this Agreement or in any other Ancillary Agreement which is material to the Transactions and, if it is susceptible of cure, it is not cured within 45 days.

          Upon any termination of this Agreement, the parties hereto shall have no liability to each other except for liabilities accrued on or prior to the date of such termination; provided that if such termination shall result from the breach by a party of the representations, warranties, covenants or agreements of such party, such party shall be fully liable for any and all damages, costs and expenses (including reasonable counsel fees) sustained or incurred by the other parties to this Agreement and provided, further, that the provisions contained in Articles VII and VIII hereof shall survive any termination of this Agreement.

          8.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

          8.3 Arbitration. (a) Any dispute, controversy or claim arising out of, relating to or in connection with, this Agreement or the breach, validity or termination thereof shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the American Arbitration Association's commercial arbitration rules in effect at the time of arbitration, except as modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York; provided that the arbitrators

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

may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all the parties under the circumstances. Notwithstanding anything to the contrary in Section 8.2, the arbitration shall be governed by the Federal Arbitration Act.

          (b) The arbitration shall be conducted by three arbitrators. One arbitrator shall be appointed by each of the parties hereto that is party to the dispute, provided that if only two such parties are party to the dispute, then the two arbitrators so selected shall appoint the third arbitrator, and further provided that if any party to the dispute fails to make a timely appointment, or if the initial two arbitrators cannot agree on the third arbitrator within ten days of their appointment, any party hereto may request the American Arbitration Association to appoint such arbitrator(s).

          (c) Any award rendered by the arbitrators shall be in writing, state the reasons for the award and be final and binding upon the parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award rendered may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant parties or their assets.

          8.4 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any other Ancillary Agreement, or otherwise made in writing in connection with the Transactions, shall survive until three years after the Closing, provided that the representations and warranties contained in Sections 3.9, 3.11, 4.8 and 4.9 shall survive until 90 days after the expiration of the applicable statute of limitations, and the representations and warranties contained in Section 3.12 shall survive indefinitely. Any due diligence or investigation conducted by or on behalf of any party hereto, or information furnished by such party or representative thereof in connection therewith shall not limit or in any way prejudice the right of such party to rely on the representations and warranties set forth in Articles III and IV.

          8.5 Entire Agreement; Amendment; Assignment, etc. This Agreement, together with all of the other Ancillary Agreements, embodies the entire agreement and understanding between the parties relating to the subject matter hereof and thereof, and supersedes any prior oral or written agreements, commitments or terms, other than Section 13 of the letter, dated September 17, 1996, from Accuride to Kaiser,

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

regarding the Joint Venture. Neither this Agreement nor any of the terms hereof may be amended, modified or waived, supplemented or terminated other than by a document in writing, signed by the party or parties against which the enforcement of such amendment, modification, waiver, supplement or termination is sought. This Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto. This Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the other parties and any attempt to so assign or transfer this Agreement without such consent shall be void and of no effect.

          8.6 Notices. Any notice or other communication required or permitted to be given hereunder or for the purposes hereof to any party shall be in writing and shall be sufficiently given if (i) delivered personally, (ii) mailed by certified or registered mail, postage prepaid, (iii) transmitted by facsimile (and confirmed by mail) or (iv) sent by next-day or overnight mail or delivery to:

          (a)  Accuride at:

               Accuride Corporation
               2315 Adams Lane/P.O. Box 40
               Henderson, Kentucky  42420
               Attention: William P. Greubel
               Tel: (502) 826-5000
               Fax: (502) 827-7601

               with a copy to:

               Debevoise & Plimpton
               875 Third Avenue
               New York, NY  10022
               Attention: James C. Scoville, Esq.
               Tel: (212) 909-6655
               Fax: (212) 909-6836

          (b)  Kaiser at:

               Kaiser Aluminum & Chemical Corporation
               26957 Northwestern Highway Drive
               Suite 200
               Southfield, MI  48034
               Attn: Jack A. Hockema
               Tel:  (810) 352-4630
               Fax:  (810) 352-4635

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

               with a copy to each of:

               Kaiser Aluminum & Chemical Corporation
               5847 San Felipe
               Suite 2600
               Houston, Texas  77057
               Attn: General Counsel
               Tel:  (713) 267-3777
               Fax:  (713) 267-3702

               and

               Kramer, Levin, Naftalis & Frankel
               919 Third Avenue
               New York, NY  10022
               Attention: Howard A. Sobel, Esq.
               Tel: (212) 715-9100
               Fax: (212) 715-8000

          (c)  the Company at:

               AKW L.P.
               c/o AKW General Partner L.L.C.
               1015 E. 12th Street
               Erie, PA 16503
               Tel: (814) 454-4571
               Fax: (814) 452-0809


or at such other address or to such other person's attention as the party to whom such notice is to be given shall have last notified the party giving the same in the manner provided in this Section. Any notice so delivered to the party to whom it is addressed shall be deemed to have been given and received
(a) if by personal delivery, on the day of such delivery, (b) if by certified or registered mail, on the seventh day after mailing thereof, (c) if by facsimile, the day on which such facsimile was sent or (d) if by next-day or overnight mail delivery, on the day delivered, provided that if any such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day.

          8.7 Expenses. (a) Except as provided in Section 2.6 and clause (b) of this Section 8.7, each party hereto shall pay all its own costs and expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements.

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

          (b) Kaiser or Accuride, as applicable, shall pay all sale, transfer and other similar Taxes in connection with the sale, transfer or assignment of assets by Kaiser or Accuride, as applicable, to the General Partner or the Company pursuant to this Agreement and file all Tax Returns relating thereto, provided that Kaiser shall pay all such Taxes relating to the Kaiser Included Inventory. The parties shall cooperate with the other parties in obtaining any exemption or reduction of such Taxes available under applicable tax law and in preparing and filing such Tax Returns.

          8.8 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

          8.9 No Third-Party Beneficiaries. Nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except as specifically provided for herein.

          8.10 Section Headings; Counterparts; etc. The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

          8.11 Further Assurances. Each party hereto shall execute and deliver such additional documents and perform such acts as are reasonably requested by the other parties in order fully to effect the intent of this Agreement.

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

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                              ACCURIDE CORPORATION


                              By /s/ William P. Greubel
                                ---------------------------
                                Name:  William P. Greubel
                                Title: President


                              KAISER ALUMINUM & CHEMICAL  CORPORATION


                               By /s/ Daniel J. Rinkenberger
                                 ------------------------------
                                Name:  Daniel J. Rinkenberger
                                Title: Assistant Treasurer


                              AKW General Partner L.L.C.


                               By /s/ William J. Curtin
                                 ---------------------------
                                Name:  William J. Curtin
                                Title: Vice President

ACCEPTED AND AGREED:

AKW L.P.


By:  AKW General Partner L.L.C.,
its General Partner

By /s/ William J. Curtin
  -----------------------------
  Name:  William J. Curtin
  Title: Vice President
  Date: